As submitted to the Securities and Exchange Commission on January 27, 2022

PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular dated January 27, 2022

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

Life Clips, Inc.

18851 NE 29th Ave

Suite 700 PMB# 348

Aventura, FL 33180

Phone: 800- 292-8991

Offering Total: $10,000,000

Up to a Maximum of 1,000,000,000 Shares

Offering Price of between $.01 and $.05 per Share

This is the public offering of securities of Life Clips, Inc., a Wyoming corporation. We are offering a maximum of 1,000,000,000 shares (the “Offered Shares”) of our Common Stock, par value $0.001 per share (“Common Shares”), at an offering price between $.01 and $.05 per share. This Offering will terminate on the earlier of the anniversary of the day the Offering is qualified (subject to extension for up to thirty (30) days), the date on which the maximum offering amount is sold, or the date on which the Company terminates the Offering (such earlier date being the “Termination Date”). The minimum purchase requirement per investor is ______ Offered Shares ($5,000); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 7 of this Offering Circular.

No Escrow. There is no minimum amount of proceeds that must be received before the Company will accept subscriptions. Therefore, the proceeds of this offering will not be placed in an escrow account. Subscriptions are irrevocable and the purchase price is non-refundable. Upon the acceptance by the Company of any subscription to this Offering, the Company shall immediately deposit the subscription amount into the Company’s account and may dispose of the proceeds in accordance with the Use of Proceeds.

Sale of these shares will commence within two calendar days of the qualification date and there will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F). The Common Shares will be sold for cash. In addition, the Company (a) will allow investors who have acquired convertible debentures issued by the Company to apply the principal and accrued interest of the debentures to purchase shares in this Offering, and (b) will allow certain entities with whom the Company has contracts for services to apply amounts due under such contracts to purchase shares in this Offering.

This Offering will be conducted on a “best-efforts” basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Shares. Our Officers will not receive any commission or any other remuneration for these sales.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

The Company is using the Offering Circular format for its disclosure in this Offering Circular.

Our Common Stock is traded in the OTC Markets Pink Open Market under the stock symbol “LCLP.”

		Total	Broker
		Number of	Dealer
	Price Per	Shares	discount
Securities Offered by the	Share to	Being	and	Proceeds
Company	Public	Offered	commissions (1)	to issuer (2)
Per Share of Common Stock	$ Between $.01 and $.05		$0	$ ______
Total Maximum	$10,000,000	______	$0	$10,000,000

(1)	We do not intend to offer the Offered Shares through broker-dealers.

(2)	This does not account for the payment of expenses of this offering, which is currently estimated to be approximately $50,000. See “Plan of Distribution.”

Our Board of Directors used its business judgment in setting a price of $______ per Common Share as the consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and to non-natural persons. Before you make any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

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IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

In this Offering Circular, unless the context indicates otherwise, references to “Life Clips, Inc.”, “Life Clips”, “we”, the “Company”, “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Life Clips, Inc.

Please carefully read the information in this offering circular and any accompanying offering circular supplements, which we refer to collectively as the offering circular. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with different information. This offering circular may only be used where it is legal to sell the Offered Shares. You should not assume that the information contained in this offering circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This offering circular is part of an offering statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an offering circular supplement that may add, update, or change information contained in this offering circular. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular, and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Where You Can Find More Information” below for more details.

We will be permitted to make a determination that the purchasers of Common Shares in this offering are “qualified purchasers” in reliance on the information and representations provided by the purchaser regarding the purchaser’s financial situation. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A (“Regulation A”) under the Securities Act. For general information on investing, we encourage you to refer to www.investor.gov.

STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Our Preferred Stock is being offered and sold only to “qualified purchasers” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our Preferred Stock offered hereby is offered and sold only to “qualified purchasers” or at a time when our Preferred Stock is listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D under the Securities Act (“Regulation D”) and (ii) all other investors so long as their investment in our Preferred Stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1.	an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or

2.	earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	The speculative nature of the business, which depends on our success in marketing our products;

●	Our dependence upon external sources of capital;

●	Our ambition to compete against entities in our industry whose capital resources are exponentially greater than our own;

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future results. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

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SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Shares. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

Life Clips, Inc. (the “Company”) was incorporated in Wyoming on March 20, 2013.

On April 5, 2021, the Company closed its acquisition of Cognitive Apps Software Solutions, Inc. (“Cognitive Apps”, a developer of artificial intelligence (AI) applications for the healthcare industry and psychedelic research. Cognitive Apps was incorporated in British Columbia, Canada on November 25, 2020. Its principal business is developing, financing, producing and distributing AI based technological solutions to the mental health and healthcare sector. Cognitive Apps sold all of its issued and outstanding capital stock to the Company, becoming a 100% wholly owned subsidiary.

On August 25, 2021, the Company closed its acquisition of Belfrics Holdings Limited and its related entities (collectively “Belfrics”). The new business of operating cryptocurrency exchanges and blockchain development services in Asia and Africa. Belfrics sold all of its issued and outstanding capital stock to the Company, becoming a 100% wholly owned subsidiary.

Dividends

Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Trading Market

Our Common Stock is quoted on OTC Market Pink Open Market Sheets under the symbol LCLP.

Website

We maintain websites at www.lifeclips.com We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website as a part of this Offering Circular.

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THE OFFERING

Issuer:	Life Clips, Inc., a Wyoming corporation

Securities offered:	A maximum of 1,000,000,000 shares of our common stock, $0.001 par value (“Common Shares”) at an offering price between $.01 and $.05 per share. The offering price will remain fixed for the duration of the Offering (the “Offered Shares”). (See “Distribution.”).

Number of shares of Common Stock outstanding before the offering:	There were 1,742,647,934 Common Shares issued and outstanding as of the date for this Offering Circular

Number of shares of Common Stock to be outstanding after the offering:	2,742,647,934 if the maximum amount of Offered Shares are sold.

Price per share:	between $.01 and $.05 per share.

Maximum offering amount:	1,000,000,000 Common Shares, with a maximum total offering amount of $10,000,000 (See “Plan of Distribution”).

Trading Market:	Our Common Stock is quoted on the OTC Markets Pink Open Market tier under the symbol “LCLP.”

Use of proceeds:	If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses) will be $9,950,000. We will use these net proceeds for research and development, marketing, working capital and other general corporate purposes.

Risk factors:	Investing in our Common Shares involves a high degree of risk. See “Risk Factors.”

Termination	This Offering will terminate on the earlier of the anniversary of the day the Offering is qualified (subject to extension for up to thirty (30) days,) the date on which the maximum offering amount is sold, or the date on which the Company terminates the Offering (such earlier date, the “Termination Date”).

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RISK FACTORS

Investing in our common stock involves risk. You should carefully consider the risks described below together with all of the other information contained in this Offering Circular, including the financial statements and the related notes, before deciding whether to purchase any of the Offered Shares. If any of the following risks is realized, our business, financial condition or operating results could materially suffer. In that event, the trading price of our common stock could decline and you may lose all or part of your investment.

I. RISKS ATTENDANT TO OUR BUSINESS PLAN

Our business plan will fail unless we are able to secure substantial additional capital contributions.

Note 3 to our consolidated financial statements for the year ended June 30, 2021 discloses that Life Clips’ financial condition raises substantial doubt as to its ability to continue as a going concern. The risk of investing in a company whose financial statements carry a going concern opinion is that you are likely to lose all of your investment if the company fails to continue as a going concern. We currently have only modest cash resources and will require significant capital contributions in order to fully implement our business plan. If we fail to adequately capitalize our business and are not able to convert our business into a going concern, investors in Life Clips will lose their investment.

Risks Related to the Offering of our Shares.

This offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to fully implement our business plan and our investors may lose their entire investment.

We are offering Shares in the amount of up to $5,000,000, in this offering, but may sell much less. The offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our growth opportunities may be materially adversely affected. Even if we raise the maximum amount we are seeking in this offering, we may need additional funds in the future in order to grow, and if we cannot raise those funds for whatever reason, including reasons outside our control, such as another significant downturn in the economy, we may not survive.

Terms of subsequent financings may adversely impact your investment.

Even if we are successful in this offering, we may need to engage in common equity, debt or preferred stock financings in the future. Your rights and the value of your investment in the Shares could be reduced. Interest on debt securities could increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of Shares. In addition, if we need to raise more equity capital from the sale of equity securities, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment.

Management discretion as to use of proceeds.

Our success will be substantially dependent upon the discretion and judgment of our management team with respect to the application and allocation of the proceeds of this offering. The use of proceeds described herein is an estimate based on our current business plan. We, however, may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so.

The Subscription Agreement includes an exclusive venue provision.

Our subscription agreement includes a forum selection provision that requires any claim against us based on the subscription agreement not arising under the federal securities laws to be brought in a court of competent jurisdiction in the State of Florida. This forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims, as investors may be compelled to travel to Florida to prosecute or defend any claims involving us.

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We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

We intend to acquire or invest in other businesses or technologies within the healthcare field. These investments may dilute our stockholders’ ownership, increase our debt and cause us to incur significant expenses. If they prove to be unsuccessful, the investments could damage our operating results.

As part of our business strategy, we intend to pursue acquisitions of complementary businesses and assets. If we make acquisitions, we may not be able to integrate these acquisitions successfully into our existing business, and we could assume unknown or contingent liabilities. Integration of an acquired company also may require management resources that otherwise would be available for ongoing development of our existing business. Any future acquisitions by us also could result in significant write-offs or the incurrence of debt and contingent liabilities, any of which could harm our operating results. To finance any acquisitions or investments, we may choose to issue shares of our common stock as consideration, which could dilute the ownership of our stockholders.

We will rely heavily on our technology and intellectual property, but we may be unable to adequately or cost-effectively protect or enforce our intellectual property rights, thereby weakening our competitive position and increasing operating costs.

To protect our rights in our services and technology, we will rely on a combination of copyright and trademark laws, patents, trade secrets, confidentiality agreements with employees and third parties, and protective contractual provisions. We will also rely on laws pertaining to trademarks and domain names to protect the value of our corporate brands and reputation. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our services or technology, obtain and use information, marks, or technology that we regard as proprietary, or otherwise violate or infringe our intellectual property rights. If we do not effectively protect our intellectual property, our competitive position could be weakened.

We could face intellectual property infringement claims that could be time-consuming and costly to defend and could result in our loss of significant rights and the assessment of treble damages.

Medical imaging is a crowded industry with large institutional players, all of whom have extensive R&D budgets and are continuously developing and patenting new imaging products. We may in the future, receive notices of claims of infringement and misappropriation or misuse of other parties’ proprietary rights. Some of these claims may lead to litigation. We cannot assure you that we will prevail in such actions, or that other actions alleging misappropriation or misuse by us of third-party trade secrets, alleging infringement by us of third-party patents and trademarks or actions challenging the validity of any patent rights we may obtain will not be asserted or prosecuted against us. If there is a successful claim of infringement against us, we may be required to pay substantial damages (including treble damages if that infringement were found to be willful) to the party claiming infringement, develop non-infringing technology, stop selling our technologies (once commercialized) or using technology that contains the allegedly infringing intellectual property.

We may also be forced to initiate claims to defend our intellectual property or to seek relief on allegations that we use or offer to sell technology that incorporates third-party intellectual property. Intellectual property litigation, regardless of outcome, is expensive and time-consuming, could divert management’s attention from our business, and could have a material negative effect on our business, operating results or financial condition.

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RISKS ATTENDANT TO OUR MANAGEMENT AND CORPORATE GOVERNANCE

We have only two full time employees and a limited staff. This situation makes it difficult to implement proper internal controls over financial reporting and to develop and implement long term strategies.

There are currently two individuals who perform full-time services in connection with our operations. Each of them is engaged as a consultant to the Company. The lack of a full-time management staff impedes the development of long-term goals and the consistent implementation of such goals as we have. We intend to expand our staff and engage more full-time personnel when we have the cash resources needed. In the meantime, there is a risk that our lack of a complete management team will delay or imperil the implementation of our business plan.

Having only limited full time staff also makes it difficult for us to establish corporate governance practices, including disclosure controls and procedures, and to manage internal control over financial reporting. With limited staff, we need to outsource these and other matters, leading to reliance on third parties. Faulty judgments, errors or mistakes, or the failure to adhere to established controls and procedures by such third parties may make it difficult for us to ensure that the objectives of the control system are met. A failure of our controls and procedures to detect other than inconsequential errors or fraud could seriously harm our business.

We are dependent on the continuing services of our two full-time executives.

At the present time, only two of our officers devote the majority of their business time to our business: Robert Grinberg, our Chief Executive Officer, and Victoria Rudman our Chief Financial Officer. If either became unable or unwilling to continue in the Company’s employ, the continuity of our business development would be significantly disrupted.

The elimination of monetary liability against our directors, officers and employees under our Bylaws and the existence of indemnification rights to our directors, officers and employees under our Articles of Incorporation may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

The Bylaws of Life Clips contain provisions that limit the liability of our directors and officers for monetary damages to our company and shareholders. Our Articles of Incorporation also require us to indemnify our officers and directors against claims arising from their service as such. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resulting costs may also discourage our company from bringing a lawsuit against directors or officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

RISKS ATTENDANT TO OUR SECURITIES AND THIS OFFERING

There is no minimum offering that must be completed before subscriptions are accepted. Therefore Life Clips, Inc. may be inadequately capitalized when this offering is completed.

Life Clips, Inc. will accept subscriptions to this Offering as they are submitted. There is no minimum amount that must be subscribed in total before subscriptions will be accepted. This situation presents a risk that the Offering may be completed, and your subscription may be accepted, without the Company achieving sufficient capitalization for it to be viable. In that event, the Company would have to look for financing from alternative sources. If that effort were unsuccessful, there would be a significant likelihood that the Company’s business would fail and you would suffer a loss of part or all of your investment.

Your ability to liquidate your investment in the Common Shares will likely depend in part on the market for our common stock, which is currently illiquid.

Your ability to liquidate your investment in the Company on satisfactory terms will depend on the liquidity of the market for our Common Stock. The market for our common stock at the present time is substantially illiquid. We cannot assure you that the market will become more liquid in the future - that will depend on the success of management’s efforts to publicize the Company and attract investors. If the market for our Common Stock does not become more liquid, you may be unable to sell your Common Shares on terms you consider satisfactory.

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Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form, sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock if and when such shares are eligible for sale and may cause a decline in the market value of our stock. The preferred shares offered hereby are convertible into common shares of the Company.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreements, which could result in less favorable outcomes to investors in any action under that agreement.

Investors in this offering will be bound by the subscription agreement that includes a provision under which investors waive the right to a jury trial of any claim they may have against Healthtech Solutions, Inc. arising out of or relating to the subscription agreement, including any claim under the federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently, and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. If you bring a claim against the Company in connection with matters arising under the subscription agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which may result in different outcomes than a trial by jury would have had, including results that could be less favorable to investors in such an action. Nothing in the subscription agreement serves as a waiver by any holder of Common Shares or by us of compliance with any provision of the federal securities laws and the rules and regulations promulgated under those laws.

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USE OF PROCEEDS

We estimate that, at a per share price of $______ per share, the net proceeds from the sale of all of the Offered Shares will be approximately $10,950,000, after deducting the estimated offering expenses of approximately $150,000.

The following table sets forth the uses of proceeds assuming the sale of 100%, 75%, 50% and 25% of the securities offered for sale by the Company at $______ per share per share. No assurance can be given that we will raise the full $5,000,000.00 as reflected in the following table:

Shares Offered (% Sold)	100%	75%	50%	25%
Total Offering Amount	10,000,000	7,500,000	5,000,000	2,500,000
Approximate Offering Expenses	50,000	50,000	50,000	50,000
Total Net Offering Proceeds	9,950,000	7,450,000	4,950,000	2,450,000
Principal Uses of Net Proceeds
Investment in Subsidiaries	7,000,000	5,000,000	3,000,000	1,000,000
Forex	2,000,000	1,500,000	1,000,000	500,000
General and Administrative:
Salaries and Board Fees	450,000	450,000	450,000	450,000
Public Relations	150,000	150,000	150,000	150,000
Legal	125,000	125,000	125,000	125,000
Accounting and Filing Fees	65,000	65,000	65,000	65,000
Travel, Meals and Business Expenses	60,000	60,000	60,000	60,000
Rent & Utilities	30,500	30,500	30,500	30,500
Transfer Agent	15,500	15,500	15,500	15,500
Miscellaneous	54,000	54,000	54,000	54,000
Total Uses of Net Proceeds	9,950,000	7,450,000	4,950,000	2,450,000

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the amount of cash available from other sources and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

PLAN OF DISTRIBUTION

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, quarterly reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Where You Can Find More Information” below for more details.

We intend to sell the Offered Shares through the efforts of our officers and employees, who will not receive any compensation for offering or selling the Offered Shares. We believe that our officers and employees are exempt from registration as broker-dealers under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). Such persons:

§	are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act; and

§	are not to be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

§	are not associated persons of a broker or dealer; and

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§	meet the following conditions:

a.	primarily perform, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities;

b.	were not brokers or dealers, or associated persons of a broker or dealer, within the preceding 12 months; and

c.	did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

Pricing and Payment

The Offering Price of the Common Shares has been arbitrarily determined by our Board of Directors. It is not based upon the Company’s book value or other economic measure.

The Offered Shares will be sold for cash. In addition, investors who own any of our existing Convertible Debentures issued by the Company may apply the principal of, and interest accrued on the Debentures toward the purchase price of Offered Shares. Finally, the Company will allow certain entities with whom the Company contracts for services to apply amounts due for such services to purchase Offered Shares. For purposes of determining the number of Offered Shares purchased by such contractors, services rendered will be valued by the Company at the fair market value of such services, as determined by the Company’s Board of Directors in good faith.

Offering Period and Termination Date

This Offering will commence within two calendar days of the qualification date and will terminate on the earlier of the anniversary of the day the Offering is qualified (subject to extension for up to thirty (30) days), the date on which the maximum offering amount is sold, or the date on which the Company terminates the Offering (such earlier date, the “Termination Date”).

Procedures for Subscribing

When you decide to subscribe for Offered Shares in this Offering, you should:

●	Contact us via phone or email.

●	Electronically receive, review, execute and deliver to us a subscription agreement; and

●	Deliver funds directly by wire or electronic funds transfer via ACH to the specified account maintained by us.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver a subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been deposited to the Company’s account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or obtain a refund of your subscription funds. All accepted subscription agreements are irrevocable.

No Escrow

The proceeds of this offering will not be placed into an escrow account. As there is no minimum offering, upon the approval of any subscription to this Offering, the Company shall immediately deposit the related subscription funds into the Company’s bank account and may dispose of the proceeds in accordance with the Use of Proceeds at Management’s discretion.

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Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A Offering, all non-accredited investors must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following criteria, you qualify as an Accredited Investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Offered Shares;

NOTE: For purposes of calculating net worth: (i) your primary residence shall not be included as an asset; (ii) indebtedness that is secured by your primary residence, up to the estimated fair market value of the primary residence at the time of the purchase of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of the purchase of securities exceeds the amount outstanding sixty (60) days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (iii) indebtedness that is secured by your primary residence in excess of the estimated fair market value of the primary residence shall be included as a liability.

(iii)	You are an executive officer of the issuer;

(iv)	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000;

(v)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)	You are a trust with total assets in excess of $5,000,000, your purchase of Offered Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares; or

(viii)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the section entitled “Selected Financial Data” and our consolidated financial statements and related notes included elsewhere in this Information Statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this Information Statement, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those described below. You should read the “Risk Factors” section of this Information Statement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Life Clips, Inc. (the “Company”) was incorporated in Wyoming on March 20, 2013 as Blue Sky Media Corporation and its principal business was developing, financing, producing and distributing motion pictures and related entertainment products. Following the Company’s October 2, 2015 acquisition of Klear Kapture, Inc. (“Klear Kapture”), the Company continued Klear Kapture’s business of developing a body camera and an auditable software solution suitable for use by law enforcement. The Company changed its name to Life Clips, Inc. on November 3, 2015 in order to better reflect its business operations at the time.

On April 5, 2021, the Company closed its acquisition of Cognitive Apps Software Solutions, Inc. (“Cognitive Apps”, a developer of artificial intelligence (AI) applications for the healthcare industry and psychedelic research. Cognitive Apps was incorporated in British Columbia, Canada on November 25, 2020. Its principal business is developing, financing, producing and distributing AI based technological solutions to the mental health and healthcare sector. Cognitive Apps sold all of its issued and outstanding capital stock to the Company, becoming a 100% wholly owned subsidiary.

On August 25, 2021, the Company closed its acquisition of Belfrics Holdings Limited and its related entities (collectively “Belfrics”). The new business of operating cryptocurrency exchanges and blockchain development services in Asia and Africa. Belfrics sold all of its issued and outstanding capital stock to the Company, becoming a 100% wholly owned subsidiary.

In May 2014, the FASB issued ASU 2014-09, which supersedes the revenue recognition requirements of Accounting Standards Codification, or ASC, Topic 605 “Revenue Recognition.” ASU 2014-09 requires revenue recognition to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new revenue recognition model requires identifying the contract, identifying the performance obligations, determining the transaction price, allocating the transaction price to performance obligations and recognizing the revenue upon satisfaction of the performance obligations. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and change in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 can be applied either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the update recognized at the date of the initial application along with additional disclosures. This ASU is effective for annual reporting periods beginning after December 15, 2017, with the option to adopt as early as December 15, 2016. The Company adopted the new revenue guidance effective July 1, 2017. There was no material impact to the Company’s consolidated financial statements or consolidated financial statement disclosures.

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General and administrative expenses consisted of professional service fees, and other general and administrative overhead costs. Expenses are recognized when incurred.

Depending on the extent of our future growth, we may experience significant strain on our management, personnel, and information systems. We will need to implement and improve operational, financial, and management information systems. In addition, we are implementing new information systems that will provide better record-keeping, customer service and billing. However, there can be no assurance that our management resources or information systems will be sufficient to manage any future growth in our business, and the failure to do so could have a material adverse effect on our business, results of operations and financial condition.

Results of Operations for the Three Months Ended September 30, 2021 and 2020

For the three months ended September 30, 2021 and 2020, the Company had gross profit of $45,574 and $0, respectively.

Other Income (Expense) was $(97,398) when compared with $7,010,070 for the three months ended September 30, 2021 and 2020 respectively. This change is primarily due to a change in fair value of derivatives.

Net loss for the three months ended September 30, 2021 was $514,273 as compared to net income of $6,927,444 for the three months ended September 30, 2020.

The net income (loss) was primarily due to calculations of SFAS 123R, which requires that companies use a fair value method to value stock options and other forms of share-based payments and recognize the related compensation expense in calculating net earnings. SFAS 123R applies to all companies that have issued stock options and other stock-based compensation, whether the firm is a large public company with actively traded, liquid stock, a public company whose stock is thinly traded, or a private company.

Liquidity and Capital Resources

Liquidity is the ability of an enterprise to generate adequate amounts of cash to meet its needs for cash requirements. As of September 30, 2021 the Company had cash on hand of $2,072,090, total assets of $49,350,969, total liabilities of $26,949,624 and total shareholder’s deficit of $22,401,345.

The Company’s cash was generated from a series convertible notes issued to non-related third parties as well as Regulation A fund raising. The Company plans to raise additional working capital via additional notes or equity sales to ensure that it will have enough cash to fund its primary operation for the next twelve (12) months.

The Company has no agreements in place with its shareholders, officer and director or with any third parties to fund operations beyond the end of the Company’s September 30, 2021 period ended. The Company has not negotiated nor has available to it any other third party sources of liquidity.

Cash flows from operating activities for the three-month periods ended September 30, 2021 and 2020 were $(985,549) and $11,407, respectively. The change was primarily due to net loss being offset by changes in fair value of derivative liabilities.

Cash flows from investing activities totaled $(303,446) and $0 for the three-month periods ended September 30, 2021 and 2020, respectively. The increase was directly related to Belfrics purchases of property and equipment $(377,823), offset by net cash acquired on acquisitions of $74,377.

Cash flows from financing activities totaled $3,125,000 and $5,000 for the three-month periods ended September 30, 2021 and 2020, respectively. The $5,000 were proceeds from a convertible note payable.

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Off-Balance Sheet Arrangements

The Company has no current off-balance sheet arrangements and does not anticipate entering into any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition.

Results of Operations

For the Years ended June 30, 2021 and June 30, 2020

The Company has revenue totaling $50,000 and $0 for the years ended June 30, 2021 and June 30, 2020, respectively. This new revenue is being generated by our subsidiary, Cognitive Apps.

Cost of goods sold for the years ended June 30, 2021 and June 30, 2020 was $0.

Operating expenses, which consisted of professional fees and general and administrative expenses, for the year ended June 30, 2021, were $599,590. This compares with operating expenses for the year ended June 30, 2020, of $326,614. The increase of $272,976 in operating expenses for the year ended June 30, 2021 is related to increases in contractual executive salaries and subsidiary payroll expenses.

Other Income/(Expense) increased to ($2,929,447) for the year ended June 30, 2021 vs. ($10,413,713) for the year ended June 30, 2020. The increase was directly related to the swings in derivative fair values from $(10,018,665) in 2020 to $7,274,230 in 2021. Additionally, there was a $10,036,200 loss on impairment of intangibles and a $468,505 gain on Batterfly settlement for the year ended June 30, 2021. This was offset by an increase in interest expense of $173,120 when compared to the year ended June 30, 2020.

As a result of the foregoing, we had a net loss of $3,479,037 for the year ended June 30, 2021. This compares with a net loss for the year ended June 30, 2020 of $10,740,327. The difference is primarily due to a 2021 net gain in derivatives of $7,274,230, compared to a net loss in derivatives of $10,018,665 for the year ended June 30, 2020. Additionally, there was a $10,036,200 loss on impairment of intangibles for the year ended June 30, 2021.

In its audited consolidated financial statements as of June 30, 2021, the Company was issued an opinion by its auditors that raised substantial doubt about the ability to continue as a going concern based on the Company’s current financial position. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to successfully develop and market our products and our ability to generate revenues.

Liquidity and Capital Resources

As of June 30, 2021, we had cash and cash equivalents of $230,685. As of June 30, 2020, we had cash and cash equivalents of $12,160.

Net cash from operating activities was $(175,088) for the year ended June 30, 2021. This compares to net cash from operating activities of $(21,614) for the year ended June 30, 2020. The change of ($153,474) in our net cash from operating activities for the year ended June 30, 2021 was primarily due to a change in net income /(loss) of $7,261,290, plus a change in the fair value of the derivative of $7,274,230, offset by a loss on impairment of intangibles of $10,036,200.

Cash flows from investing activities was $0 for the years ended June 30, 2021 and June 30, 2020.

Cash flows from financing activities was $400,000 for the year ended June 30, 2021, which compares to cash flows from financing activities of $0 for the year ended June 30, 2020. The increase in our cash flows from financing activities for the year ended June 30, 2021 was due to an increase in proceeds from convertible notes payable.

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We have no present agreements or commitments with respect to any material acquisitions of other businesses, products, product rights or technologies or any other material capital expenditures. However, we will continue to evaluate acquisitions of and/or investments in products, technologies, capital equipment or improvements or companies that complement our business and may make such acquisitions and/or investments in the future. Accordingly, we may need to obtain additional sources of capital in the future to finance any such acquisitions and/or investments. We may not be able to obtain such financing on commercially reasonable terms, if at all. Due to the ongoing global economic crisis, we believe it may be difficult to obtain additional financing if needed. Even if we are able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in the case of equity financing.

Going Concern

We believe that the actions presently being taken to further implement the Company’s business plan and generate revenues provide the opportunity for us to continue as a going concern. While we believe in the viability of our strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect. Our ability to continue as a going concern is dependent upon our ability to further implement our business plan and generate revenues.

The consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Future Financings

We will require additional financing to fund our planned operations. We currently do not have committed sources of additional financing and may not be able to obtain additional financing particularly, if the volatile conditions of the stock and financial markets, and more particularly the market for early development stage company stocks persist. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, if and when it is needed, we will be forced to further delay or further scale down some or all of our activities or perhaps even cease the operations of the business.

Since inception we have funded our operations primarily through equity and debt financings and we expect that we will continue to fund our operations through equity and debt financing, either alone or through strategic alliances. If we are able to raise additional financing by issuing equity securities, our existing stockholders’ ownership will be diluted. Obtaining commercial or other loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There is no assurance that we will be able to maintain operations at a level sufficient for an investor to obtain a return on his, her, or its investment in our common stock. Further, we may continue to be unprofitable.

Critical Accounting Policies

The SEC has defined a company’s critical accounting policies as the ones that are most important to the portrayal of our financial condition and results of operations and which require us to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, we have identified the critical accounting policies and judgments addressed below. We also have other key accounting policies that are significant to understanding our results.

The following are deemed to be the most significant accounting policies affecting us.

Use of Estimates

The preparation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of net sales and expenses during the reported periods. Actual results may differ from those estimates and such differences may be material to the consolidated financial statements. The more significant estimates and assumptions by management include among others: property and equipment, foreign currency transactions and translations, and common stock valuation. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions.

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Income Taxes

We account for income taxes under an asset and liability approach. This process involves calculating the temporary and permanent differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The temporary differences result in deferred tax assets and liabilities, which would be recorded on our consolidated balance sheets in accordance with ASC 740, which established financial accounting and reporting standards for the effect of income taxes. We must assess the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, we must establish a valuation allowance. Changes in our valuation allowance in a period are recorded through the income tax provision on the consolidated statements of operations.

From the date of our inception we adopted ASC 740-10-30. ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an entity’s consolidated financial statements and prescribes a recognition threshold and measurement attributes for consolidated financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under ASC 740-10, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, ASC 740-10 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the implementation of ASC 740-10, we recognized no material adjustment in the liability for unrecognized income tax benefits.

Non-Cash Equity Transactions

Shares of equity instruments issued for non-cash consideration are recorded at the fair value of the consideration received based on the market value of services to be rendered, or at the value of the stock given, considered in reference to contemporaneous cash sale of stock.

Fair Value of Financial Instruments

We apply the provisions of accounting guidance, FASB Topic ASC 825, that requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the consolidated balance sheet, for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of June 30, 2020 and 2019, the fair value of accounts payable approximated carrying value due to the short maturity of the instruments, quoted market prices or interest rates which fluctuate with market rates.

DESCRIPTION OF BUSINESS

Our Company

Life Clips, Inc. (“Life Clips”, “LCLP”, “we,” “us,” “our,” and the “Company”) was incorporated in Wyoming on March 20, 2013 as Blue Sky Media Corporation and its principal business was developing, financing, producing and distributing motion pictures and related entertainment products. Following the Company’s October 2, 2015 acquisition of Klear Kapture, Inc. (“Klear Kapture”), the Company continued Klear Kapture’s business of developing a body camera and an auditable software solution suitable for use by law enforcement. The Company changed its name to Life Clips, Inc. on November 3, 2015 in order to better reflect its business operations at the time.

On July 11, 2016, the Company completed its acquisition (the “Acquisition”) of all of the outstanding equity securities of Batterfly Energy Ltd. (“Batterfly”), an Israel-based corporation that develops and distributes a single-use, cordless battery under the brand name Mobeego for use with cellular phones and other mobile devices. Batterfly is now a wholly owned subsidiary of the Company. The Acquisition was completed pursuant to a Stock Purchase Agreement, dated as of June 10, 2016 (the “Purchase Agreement”), among the Company, Batterfly and all of the shareholders of Batterfly, as amended.

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On April 5, 2021, the Company closed its acquisition of Cognitive Apps Software Solutions, Inc. (“Cognitive Apps”, “Subsidiary”), a developer of artificial intelligence (“AI”) applications for the healthcare industry and psychedelic research. Cognitive Apps was incorporated in British Columbia on November 25, 2020. Its principal business is developing, financing, producing and distributing AI based technological solutions to the mental health and healthcare sector. Cognitive Apps sold all of its issued and outstanding capital stock to LCLP, becoming a wholly-owned subsidiary of LCLP.

Cognitive Apps provides an AI powered mental health analytics platform empowering businesses to measure, understand, and improve the mental well-being of their employees, patients or customers. The Cognitive Apps solution is driven to achieve the Three Pillars: improved diagnostic outcomes, better and more personalized care for individuals, and to decrease the overall costs and time for the care. An individual only needs to record their voice on a handset, iPad, or tablet. The Cognitive Apps assessment is designed to be administered as often as daily, in order to provide a more granular picture of changes in mental health over time. As a result, the Cognitive apps assessment can be routinely completed to monitor mental health and track variables that might be impacted by treatment.

Cognitive Apps delivers a comprehensive approach to well-being, supporting the whole person. Cognitive apps currently has partnerships with Ehave (OTC: EHVVF), Mycotopia (OTC: TWGL), Welmind EMR, Betterhelp, Belshare, and Movefit.

On August 25, 2021, LCLP closed its acquisition of Belfrics Holdings Limited and its related entities (collectively “Belfrics”) operating cryptocurrency exchanges and blockchain development services in Asia and Africa. The entities acquired are:

Belfrics Global PTE Ltd., a Singapore corporation

Belfrics BT Pvt Ltd, an India corporation

Belfrics Cryptex Pvt Ltd, an India corporation

Belfrics Tanzania Ltd, a Tanzania corporation

Belfrics Nigeria Pvt Ltd, a Nigeria corporation

Belfrics BT SDN BHD, a Malaysia corporation

Belfrics Holding Limited, a Malaysia corporation

Belfrics Academy SDN BHD, a Malaysia corporation

Belfrics International Ltd, a Malaysia corporation

Belfrics Europe SL, a Spain corporation

Belfrics Kenya Pvt. Ltd, a Kenya corporation

Incrypts SDN BHD, a Malaysia corporation

Belfrics Malaysia SDN BHD

Pursuant to the definitive agreement previously executed between Belfrics and the Company, the Company issuing the Belfrics shareholders a new class of preferred stock with an initial issuance price of $20,000,000 (Twenty Million Dollars) in the aggregate. The Belfrics shareholders can earn up to an additional $15,000,000 (Fifteen Million Dollars) by reaching certain milestones. This description of the terms of the agreement is qualified in its entirety to the Acquisition Agreement between the parties filed as an exhibit to the Current Report on Form 8-K filed on July 15.

Founded in 2015, the Belfrics digital exchange platform, which was fully developed in-house, is one of the most compliant platforms in the cryptocurrency industry. Supported by the proprietary technology of Belrium Blockchain KYC solution, the KYC (“Know Your Customer”) and AML (“Anti-Money Laundering”) process of Belfrics Exchange is well accepted compliance solution. With 10 operational offices in 8 countries, Belfrics provides localized and personalized support to digital currency traders. Through its Blockchain Academy, Belfrics provides continuous training to traders, developers and blockchain enthusiasts in more than 20 countries. Belfrics is licensed and regulated by the Labuan Financial Services Authority (LFSA) in Malaysia.

In addition to the digital assets exchange services, Belfrics’ Belrium Blockchain is a core solution over which multiple decentralized applications (dApp) are built. The Belrium-based KYC solution (BKVS) received a patent from Nigeria Patent Authority and Capital Markets Authority of Kenya (CMA) granted a Sandbox license for Belfrics to test the KYC solution for financial institutions. Belfrics has developed decentralized applications on Belrium blockchain for health, education and employment sectors.

With the acquisitions of Cognitive Apps and Belfrics LCLP is transitioning away from the Mobeego business and will be concentrating on the businesses of Cognitive Apps and Belfrics.

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Cognitive Apps

Today’s healthcare providers need to find new ways to connect with their patients and improve processes across the continuum of care. Having access to a complete patient history pulled from multiple sources is the first step on the journey to better communication, higher productivity and improved patient outcomes.

The Workforce Mental Health Analytical Platform designed by Cognitive Apps addresses this problem for mental health disorders in both hospitals and clinics. It delivers a comprehensive approach to well-being, supporting the whole person, demonstrating care from the organization and integrating with the whole ecosystem.

Cognitive Apps provides instant, data-driven and actionable insight into the workforce dynamics and mental health of employees and patients. Cognitive Apps uses AI-controlled mental health monitoring tools that use voice tone and context analysis to analyze tone and emotional state. User data is not stored but instantly deleted after the analysis and all storage and data solutions are HIPAA and GDPR-compliant.

Cognitive Apps API is an AI-enabled technology that detects a user’s emotions and mental health and integrates the results into existing workflows. It scans emotions, exhaustion, stress, depression, moods, and mental state through voice/text messages received from users.

Cognitive Apps delivers its services through the Aiki chatbot and the Yuru App. Aiki, its AI-based interactive assistant that makes it easy to measure, understand, and improve the mental health of employees. The Yuru app uses voice analysis to screen for early signs of mental health conditions

Cognitive Apps has filed an FDA pre-market notification 510 (k) process to make its solution a part of clinical workflow in modern mental health care facilities

Aiki delivers CBT (Cognitive Behavioral Therapy) and IPT (Interpersonal Psychotherapy) therapies using a chatbot which and includes the voice analysis solution that takes in other health data from Apple and Google HealthKit to make a more accurate analysis of one’s mental health. Aiki was developed to capitalize on the trend towards artificial intelligence platforms utilized by employers to raise awareness of employees’ mental health. Cognitive Apps is developed by a team of licensed psychotherapists that makes use of vocal biomarkers to screen for early signs of mental health conditions, such as stress and depression. Aiki is available on Apple’s App Store.

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Licensing Agreements

On January 6, 2021, Cognitive Apps (Licensor) entered into its first License Agreement with Ehave, Inc. (OTCBB: EHVVF), an Ontario corporation. The Licensor is contracted to provide access to its software and systems for a fee of $100,000. Payment for the License of $25,000 is payable upon signing. The remaining subsequent payments for the first year of the License in the aggregate of $75,000 will be made in accordance with an agreed upon schedule. All payment will be in shares of Ehave, Inc. common stock. The shares shall be priced based upon the average closing price of the EHVVF common stock as quoted on its principal trading market for the 20 trading days immediately prior to the date upon which the payment is due.

On October 22, 2021, the Company entered into an intellectual property license agreement with Software Research Labs LLC, (“SRL”). In consideration of the mutual promises and covenants contained in the agreement, the parties agreed to the following:

1.	The Company is granted a license to use SRL technology in block chain technology for the crypto-currency industries. The Company shall have the right to enter into agreements with third parties to sub-license the technology, subject to SRL approval.

2.	Consideration was 8,333,333 shares of Company common stock.

3.	Term of agreement is for three years, beginning on January 8, 2022. There is a renewal option for successive 3-year terms at a cost of $250,000 payable in the common stock of the Company at a 25% discount to the market price, unless either party gives written notice of non-renewal to the other, at least 30 days before the end of the then-current term.

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Products

In April 2021, Cognitive Apps launched its Yuru 3-in-1 tool for understanding and managing your mental health. Yuru is an innovative application in the field of psychological assistance that has been developed by a team of licensed psychotherapists. Yuru is a personal mental health monitor that screens early signs of mental health conditions, such as stress and depression. In just 10 seconds, it makes use of vocal biomarkers to recognize your real current emotional state and mood, while tracking your mental health. Yuru also provides you with extensive knowledge about human development and the psychology of everyday life. Yuru involves tracking of your emotions and mood, analysis of your mental state, and treatment for improving your mental well-being.

The Aiki mobile app product was launched on the Apple App Store the 1st week of August 2021. The new AI-based intuitive mental health ChatBot was announced in a press release on August 12th. It was also available to Android users as of September. Aiki is an interactive assistant that makes it easy to measure, understand, and improve the mental health of employees. The product aims to capitalize on the trend towards artificial intelligence platforms utilized by employers to raise awareness of employees’ mental health.

Aiki uses proprietary voice tone analysis and context analysis, which is processed by Cognitive Apps’ AI. It is a next generation ChatBot for understanding and managing individual mental health that includes:

●	Tracking of emotions and mood
●	Analysis of mental state
●	Treatment for improving mental well-being

Aiki will target corporate users who want to use Cognitive Apps voice biomarkers to target improved employee mental health. According to a recent article on BenefitsPro.comi, research by Gallup shows mental health and emotional well-being have plunged to their lowest levels since 2001. Another study charted a 50% rise in depression and a 60% drop in focus among all ages in the workplace at the start of the year. Mental health at work was called one of the most far-reaching workplace issues of 2019 - well before COVID, which creates a tremendous opportunity for Aiki.

Sales

The initial results for Yuru on Apple’s App Store showed a weekly download conversion rate of 5.6% on more than 189,000 impressions and 19,900 product page views. App Units were 8,500 with average sales per paying user of $28.10. App Units are the number of first-time paid and free app purchases made on the App Store using iOS 8 and tvOS 9 or later. App updates and downloads from the same Apple ID onto other devices, and redownloads to the same device are not counted.

The Aiki app remains in testing with only a limited number of downloads.

Competition, competitive position in the industry and methods of competition

The AI and mental health apps industry is highly competitive. The Company faces intense competition from very large, international corporations, as well as from local and national companies. In addition, the Company faces competition from well-known companies that have large market share.

The intensity of competition in the future is expected to increase and no assurance can be provided that the Company can sustain its market position or expand its business.

Many of the Company’s current and potential competitors are well established and have longer operating histories, significantly greater financial and operational resources, and name recognition, which the Company does not have.

Cognitive Apps competitors include Sonde Health, Winterlight Labs, Uva.ai, Limeade, and RSquared.

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Government Regulation

FDA Pre-Market Notification

Section 510(k) of the Food, Drug and Cosmetic Act requires device manufacturers who must register, to notify FDA of their intent to market a medical device at least 90 days in advance. This is known as Premarket Notification - also called PMN or 510(k). This allows FDA to determine whether the device is equivalent to a device already placed into one of the three classification categories. Thus, “new” devices (not in commercial distribution prior to May 28, 1976) that have not been classified can be properly identified. Specifically, medical device manufacturers are required to submit a premarket notification if they intend to introduce a device into commercial distribution for the first time or reintroduce a device that will be significantly changed or modified to the extent that its safety or effectiveness could be affected. Such change or modification could relate to the design, material, chemical composition, energy source, manufacturing process, or intended use.

Cognitive Apps will be filing an application under Section 510(k) upon finalizing the diagnostic claims that will be made

Health Insurance Portability and Accountability Act (HIPAA) and the Health Information Technology for Economic and Clinical Health Act (HITECH Act)

The use of individually identifiable health data by our business is regulated at federal and state levels. These laws and rules are changed frequently by legislation or administrative interpretation. Various state laws address the use and maintenance of individually identifiable health data. Most are derived from the privacy provisions in the federal Gramm-Leach-Bliley Act and the Health Insurance Portability and Accountability Act, or HIPAA. HIPAA includes administrative provisions directed at simplifying electronic data interchange through standardizing transactions, establishing uniform health care provider, payer, and employer identifiers, and seeking protections for confidentiality and security of patient data. The rules do not provide for complete federal preemption of state laws, but rather preempt all inconsistent state laws unless the state law is more stringent.

These regulations set standards for the security of electronic health information. Violations of these rules could subject us to significant criminal and civil penalties, including significant monetary penalties. Compliance with HIPAA regulations requires significant systems enhancements, training and administrative effort. HIPAA can also expose us to additional liability for violations by our business associates (e.g., entities that provide services to health plans).

The HITECH Act, one part of the American Recovery and Reinvestment Act of 2009, significantly broadened the scope of the privacy and security regulations of HIPAA. Among other requirements, the HITECH Act mandates individual notification in the event of a breach of unsecured, individually identifiable health information, provides enhanced penalties for HIPAA violations, requires business associates to comply with certain provisions of the HIPAA privacy and security rule, and grants enforcement authority to states’ Attorneys General in addition to the HHS Office of Civil Rights. On January 17, 2013, HHS issued the omnibus final rule on HIPAA privacy, security, breach notification requirements and enforcement requirements under the HITECH Act, and a final regulation for required changes to the HIPAA Privacy Rule for the Genetic Information Nondiscrimination Act, or GINA. The omnibus final rule becomes effective on March 26, 2013, with an applicable compliance date of September 23, 2013.

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Belfrics

The Belfrics Group of Companies currently operates digital currency exchanges in several countries, including Malaysia, India, Kenya, Nigeria and Tanzania in addition to providing other blockchain related technologies and solutions. We are licensed in Malaysia by Labuan Financial Services Authority. The first exchange was started in Singapore in 2016, which was followed by expansion into Malaysia, India, Kenya, Nigeria and Tanzania.

Digital Currencies, Digital Assets and Decentralized Finance

The combined value of all digital currency assets put together has crossed $2.5 trillion as of April 2021. The growth of the digital currency market has been spectacular, and it has defied traditional wisdom. Physical assets are gradually being digitized and institutions are looking for their place in the digital currency space. Cryptocurrency, digital assets, and non-fungible tokens (NFT) have created what seems to be a wild west or gold rush atmosphere. However, irrespective of the billions of trading volume-share being enjoyed by the major cryptocurrency exchanges, owing to the nature of cross-border capital exportability and importability of the digital currencies, the digital currency exchanges will have to be regulated regionally.

Many digital currency exchanges are currently available for trading digital assets. Among them, some of the most famous exchanges are Binance, Coinbase, Bitfinex and Kraken. Billions of dollars in volume are traded on these exchanges and money is moved from one hand to another in the form of digital currency, without many restrictions or oversight from regulators or central banks. While regulators continue to study the issue there is no clear regulatory framework for cryptocurrencies and digital assets, and the anonymity that cryptocurrencies bestow creates a heightened risk for money laundering and other crime.

The Belfrics Solution

Belfrics, equipped with its own Blockchain-based KYC solution, is among the few global exchanges equipped to track and monitor digital currency transactions and effectively deliver inter-operable digital currency data transfer between exchanges and financial institutions. With an in house developed trading platform and with regulatory compliance experience in Asia, Asia Pacific, Africa and Middle East, Belfrics is poised to comply with upcoming regulations when such frameworks are inevitably imposed on the industry. Our end-to-end Belrium identification process is a strong measure to prevent financial client and market abuses. Belrium will be serving as a decentralized infrastructure for KYC verifications. This system will provide the key assistance in the verification and identification process or the originator and beneficiary of the transactions involved in further eliminating the risk of identifying the destination and the source of the funds that was received or sent by the client.

Belfrics is divided into several divisions:

Exchanges. We operate cryptocurrency exchanges in Malaysia, India, Kenya, Nigeria, Tanzania and Singapore. Currently, customers can trade in Bitcoin, Ethererum, Litecoin, Bitcoin cash, Ripple, Omisego, OX protocol, Storj, Golem, Belrium, Xereum, and USDT. These exchanges allow participants to buy and sell cryptocurrencies and trade cryptocurrency pairs. Belfrics intends to add the following tokens during the first half of 2022: Tron, Dodge, Stellar, Fantom, Dash, Cardano, Filetoken, DYDX, Link, WBTC, Paxgold, Matic, USDC, SHIBA.

Belfrics’s exchanges provide an online trading platform where buyers and sellers of cryptocurrencies can register an account, deposit their assets and trade with each other seamlessly. The market is operated on a 24/7 basis. For each transaction, a trading fee is charged, which ranges from 0.2% to 0.5% on the traded volume. In addition to the trading fee, the exchange also charges for listing of tokens, ancillary services for the tokens and payment gateway solutions.

Belfrics also provides custodial services for crypto holdings by providing both hot and cold wallet services. Belfrics, will be using Ledger, the world leader in custodial wallet services. A “Hot Wallet” is a wallet that is connected to the internet, enabling it to broadcast transactions. A “Cold Wallet” or “Cold Storage” is storage in any fashion that is disconnected from the internet. Common examples include offline computers, USB drives, or paper records. In addition to the security provided by Belfrics and Ledger, Ledger covers all wallet holders with a considerable amount of insurance coverage. Belfrics will be taking additional insurance coverage, specific to the exchange clients.

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For December 2021, Belfrics had volume of $1.1 billion in spot exchange and $450 million in Forex and derivatives across its exchanges generating revenue of more than $2,000,000. Currently, revenue from Forex and derivatives is limited as Belfrics is has limited its charges while it is onboarding customers during this initial phase of Forex implementation.

Through BT 18, we also provide a white label exchange platform that is a software solution for entrepreneurs looking to own and run a digital currency exchange in their market without having to invest in software and infrastructure.

KYC Solutions. The Decentralized Belrium- KYC based Blockchain is based on the fusion of public and private blockchain technology. The public blockchain enables global remittance and the private blockchain is targeted to aid KYC compliance.

The evolving regulations related to KYC (Know Your Customer) compliance have made KYC-based systems more complex and have increased the time for customer on-boarding. This is where Belrium is different. It offers customers a secure, private and decentralized ecosystem that aims to minimize the repetition related to KYC compliance, saving everybody involved considerable time and cost.

The Belfrics blockchain is built to be KYC compliant and provide a means to safely store and verify one’s digital identity. Once verified through the Belrium blockchain different organizations can verify that user’s identity without having to take possession of the user’s identity documents and risk them being disclosed to unauthorized third parties. The Belfrics blockchain is designed through Delegated Proof of Stake (DPOS) consensus mechanism. Smart contracts deployed on Belrium blockchain empowers the distributed computer programs to arrange on-line contractual agreements in a cryptographically secure fashion. These smart contracts - programs based on distributed public ledger - ensure that the Belrium blockchain remains transparent, decentralized, and protected from any kind of external efforts to manipulate the results. The Belrium KYC solution is meant to be reusable, convenient, private and secure.

Reusable - Reusable KYC lowers the total cost of ownership, as a user can share the verified claims with multiple entities. This dramatically reduces the overhead costs related to compliance and fraud prevention controls.

Convenient - Building a proprietary KYC capability is a costly, risky and time-consuming proposition. Companies of any size can simplify their user Onboarding experience by using Belrium – KYC compliant blockchain. Users can reuse their verified data several times.

Private - With Belrium, organizations easily obtain proof that identity information has been authenticated by a trusted institution. The company in need of KYC receives only the necessary data to fulfil the request. By eliminating the sharing of unnecessary amount of data, Belrium works to ensure user privacy.

Secure - Belrium stores a user’s personal information using high level encryption. The user reviews all requests for their information and chooses whether to approve or deny each request. The data remains under the user’s full control and Belrium makes it virtually impossible for malicious groups or hackers to gain access to the user’s information.

Research and Development. Belfrics BT is the technology division of Belfrics, dedicated to the research and development of customized blockchain solutions for government bodies and clients from the healthcare, manufacturing, supply chain, finance, banking and retail industries. With a team of more than 100 developers, consisting of both employees and independent contractors, most of whom have been technoprenuers and have worked with Silicon Valley startups prior, Belfrics BT has successfully been able to build their own blockchain, and work on large-scale blockchain solutions for governments and conglomerates from our clientele.

Learning. Belfrics Academy’s mission is to develop the global blockchain environment by bridging the knowledge gap and establishing itself as a beacon for blockchain education. It also aims to revolutionize education through blockchain technology. It is estimated that there will be a need for over 500,000 blockchain developers in the upcoming years, thus the need for effective education in this space is high.

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In 2017 Belfrics was selected to participate in the Central Bank of Bahrain’s regulatory sandbox. To empower innovation in FinTech, the Central Bank of Bahrain launched a FinTech Regulatory Sandbox in 2017, enabling companies to test their technology-based solutions for up to a year under supervision. The region’s first initiative of its kind, the Sandbox is an opportunity for FinTech businesses to expand and thrive in the Gulf. To be eligible, solutions need to demonstrate innovation, customer benefit, technical testing, and an intention to be deployed in Bahrain after the sandbox period ends.

Belfrics also participates in regulatory sandbox created by the Capital Markets Authority of Kenya, as Belfrics seeks to be one of the most regulatory compliant exchanges. To that end, Belfrics provides a unified KYC system with private/public hybrid model, providing data flow rights through a permission side chain. Multiple nations/governments/entities and agencies can act as a node and share information as per request hashed onto the blockchain.

Competition

Belfrics will be competing with both global and regional exchanges.

Major Global Exchanges

Binance.com. (Malta)

Coinbase (US)

Kraken (US)

Bithumb (South Korea)

Bitfinex (Malta)

Bitfury Group Limited (The Netherlands)

Regional competitors

Wazirx (Binance owned-India)

Binance (Nigeria)

Localbitcoin (p2p, Tanzania)

Rain (Bahrain)

Bitoasis (UAE)

Binance is the dominant exchange in most of the regions that we are operating. The major challenges in these unregulated regions are the banking relations. Owing to the sheer financial capability, Binance is able to garner good banking relationship with the banking institutions. India’s Wazirx has the advantage of using Binance liquidity as it is owned by Binance.

The key struggle for us during the last two years has been the banking relationships as services has been on and off due to the changing strategy of banks towards cryptocurrencies. The banks have recently taken a positive approach to serve exchanges as the regulators are gearing for regularizing the digital currency space.

Government Regulation

We operate globally in a complex and rapidly evolving regulatory environment and are subject to a wide range of laws and regulations enacted by U.S. federal, state, and local and foreign governments, and regulatory authorities. The breadth of laws, rules, and regulations we are subject to include financial services and banking, consumer protection, money transmission, virtual currency, stored value and prepaid access, electronic payments, payment services, securities, commodities, and unclaimed property, as well as bespoke digital asset and cryptocurrency laws that have been promulgated in some jurisdictions. These laws, rules, and regulations evolve frequently and may be modified, interpreted, and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. Moreover, the complexity and evolving nature of our business and the significant uncertainty surrounding the regulation of the cryptoeconomy, requires us to exercise our judgment as to whether certain laws, rules, and regulations apply to us, and it is possible that regulators may disagree with our conclusions. We are not regulated as a federal bank regulated by the Office of the Comptroller of the Currency or a CFTC-regulated futures commission merchant, designated contract market, or derivatives clearing organization. In addition, our crypto asset exchange is not an SEC-regulated national securities exchange or alternative trading system.

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Globally, we are subject to increasingly strict legal and regulatory requirements relating to the detection and prevention of countering terrorist financing, anti-money laundering, fraud, and other illicit activity, the regulation of competition, economic and trade sanctions, privacy, cybersecurity, information security, and data protection. These descriptions are not exhaustive, and these laws, regulations and rules (and the interpretations thereof) frequently change and are increasing in number.

The laws and regulations to which we are subject, including those pertaining to digital assets and crypto assets, are rapidly evolving and increasing in scope. Therefore, we monitor these areas closely and invest significant resources in our legal, compliance, product, and engineering teams to ensure our business practices evolve to help us comply with the current laws, regulations, and legal standards to which we are subject, as well as to plan and prepare for changes in interpretations thereof, as well as additional laws, regulations and legal standards that are introduced in the future.

Anti-money laundering and counter-terrorist financing

We are subject to various anti-money laundering and counter-terrorist financing laws, including the BSA in the United States, and similar laws and regulations abroad. In the United States, as a money services business registered with FinCEN, the BSA requires us to among other things, develop, implement, and maintain a risk-based anti-money laundering program, provide an anti-money laundering-related training program, report suspicious activities and transactions to FinCEN, comply with certain reporting and recordkeeping requirements, and collect and maintain information about our customers. In addition, the BSA requires us to comply with certain customer due diligence requirements as part of our anti-money laundering obligations, including developing risk-based policies, procedures, and internal controls reasonably designed to verify a customer’s identity. Many states and other countries impose similar, and, in some cases, more stringent requirements related to anti-money laundering and counter-terrorist financing. We have implemented a compliance program designed to prevent our platform from being used to facilitate money laundering, terrorist financing, and other illicit activity in countries, or with persons or entities, included on designated lists promulgated by OFAC and equivalent foreign authorities. Our compliance program includes policies, procedures, reporting protocols, and internal controls, and is designed to address legal and regulatory requirements as well as to assist us in managing risks associated with money laundering and terrorist financing. Anti-money laundering regulations are constantly evolving and vary from jurisdiction-to-jurisdiction. We continuously monitor our compliance with anti-money laundering and counter-terrorist financing regulations and industry standards and implement policies, procedures, and controls in light of the most current legal requirements.

Privacy and protection of user data

We are subject to a number of laws, rules, directives, and regulations relating to the collection, use, retention, security, processing, and transfer of personally identifiable information about our customers and employees in the countries where we operate. Our business relies on the processing of personal data in many jurisdictions and the movement of data across national borders. As a result, much of the personal data that we process, which may include certain financial information associated with individuals, is regulated by multiple privacy and data protection laws and, in some cases, the privacy and data protection laws of multiple jurisdictions. In many cases, these laws apply not only to third-party transactions, but also to transfers of information between or among us, our subsidiaries, and other parties with which we have commercial relationships.

Intellectual Property

The protection of our technology and intellectual property is an important aspect of our business. We rely upon a combination of patents, trademarks, trade secrets, copyrights, confidentiality procedures, contractual commitments, and other legal rights to establish and protect our intellectual property. We generally enter into agreements with our employees and consultants that contain confidentiality provisions to control access to, and invention or work product assignment provisions to clarify ownership of, our proprietary information. We may also in the future agree to license our patents to third parties as part of various patent pools and open patent projects.

We have a patent registered in Nigeria, RP: F/P/2019/166 covering blockchain based KYC verification solution.

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Leases

In connection with the acquisition of Belfrics, Inc. on August 25, 2021, the Company acquired four facilities’ leases.

The properties’ location, square footage, lease commencement date, expiration date, terms and payments are as follows:

	Belfrics Holding Ltd	Belfrics International Ltd	Belfrics BT SDN BHD	Belfrics Kenya Ltd

Location	Suite B, Lot 3, Level 1, Lazenda Phase 3, OKK Abudllah, Labuan	Suite C, Lot 3, Level 1, Lazenda Phase 3, OKK Abudllah, Labuan	Suite E, Lot 3, Level 1, Lazenda Phase 3, OKK Abudllah, Labuan	11th Floor Unit 2, Mirage Tower 1, Westlands, Chiromo Road. Nairobi.
Square Footage	300 sq ft	700 sq ft	300 sq ft	974 sq ft
Lease commencement date	January 1, 2020	January 1, 2020	January 1, 2020	January 1, 2018
Lease expiration date	December 31, 2022	December 31, 2022	December 31, 2022	April 1, 2023
Lease terms	3 years	3 years	3 years	8 years
Monthly lease payments	$840	$720	$720	$709

Right-of-use asset is summarized below:

	Belfrics Holding Ltd	Belfrics International Ltd	Belfrics BT SDN BHD	Belfrics Kenya Ltd	Total
Office Lease	$11,225	$13,096	$11,225	$61,643	$97,189
Less accumulated amortization	(685)	(799)	(685)	(2,992)	(5,161)
Right-of-use, net	$10,540	$12,297	$10,540	$58,651	$92,028

MANAGEMENT

Set forth below are the names of the directors and officers of the Company, all positions and offices with the Company held, the period during which he/she has served as such, and the business experience during at least the last five years:

Name and Address	Age	Date Appointed to Office	Position(s)
Robert Grinberg	50	January 13, 2021	Director and Chief Executive Officer
Victoria Rudman	52	January 16, 2017	Director and Chief Financial Officer
William Singer (1)	48	March 1, 2017	Director, EVP Sales and Marketing
Dr. Charles Adelson	42	August 29, 2017	Director
Dr. Manideep Gopishetty (2).	28	December 17, 2021	Director
Praveenkumar Vijayakumar (2)	45	December 17, 2021	Director

(1)	On July 28, 2021, William Singer submitted a letter of resignation from the Company’s Board of Directors, dated and effective as of July 15, 2021. The resignation was not the result of any disagreements with the Company.

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(2)	On December 17, 2021, Dr. Manideep Gopishetty and Praveenkumar Vijayakumar were appointed to the Life Clips’ Board of Directors. Dr. Gopishetty was appointed pursuant to the acquisition of Cognitive Apps Software Solutions and Mr. Vijayakumar was appointed pursuant to the acquisition of Belfrics Holdings and its affiliated companies.

No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it. No director or executive officer has been convicted of a criminal offense within the past five years or is the subject of a pending criminal proceeding. No director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. No director or officer has been found by a court to have violated a federal or state securities or commodities law.

Business Experience. Information concerning the directors, officers and key employees of the Corporation follows.

Robert Grinberg, 50. Mr. Grinberg began his professional career in the financial services industry in 1991. In 1997, he opened his own independent broker-dealer, Program Trading Corp. He further evolved his business model and became a private investor placing millions of dollars to work in various industries, from oil and gas, health care, logistics, biotech, to digital therapeutics. Robert has been privately financing companies since 2004. He has extensive knowledge of securities trading, private placements, and public financing.

In 2018 Mr. Grinberg, along with a group of investors, acquired a multi-level company in South Florida, Stemtech.com. with a sales force of over 30 thousand strong in more than twenty countries. That same year he and a group of investors formed a partnership with Sensi Magazine. Sensi publishes print and digital magazines, creates community events, and connects people in local markets with a focus on fun-loving, healthy lifestyles.

Victoria Rudman – Director, Chief Financial Officer and Interim Chief Executive Officer

Ms. Victoria Rudman has been the Company’s Chief Financial Officer, Secretary, Treasurer and a Director since January 16, 2017, and its Interim Chief Executive Officer since April 3, 2018. Ms. Rudman has over 20 years of professional experience in multiple aspects of leadership, operations, accounting, finance, taxation and fiscal management.

Ms. Rudman has spent most of her career in Fortune 50 global investment bank and retail brokerage firms as well as small cap public companies and startup ventures. She served as Chairman and CEO of Intelligent Living Inc. from 2011-2014. Previously, Victoria held various technology controllership positions at Morgan Stanley and acted as a Vice President at Bear Stearns and Director of Business Planning & Strategy at Visual Networks, where she was the lead project manager for the entire technology business enterprise, including IPO and strategic M&A. Victoria holds a Bachelor of Business Administration in Public Accounting from Pace University, Lubin School of Business.

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Dr. Charles Adelson – Director

Dr. Charles Adelson graduated from the University of Central Florida in Orlando, where he received a B.S. in Micro and Molecular Biology. Dr. Charles Adelson went on to receive his Doctor of Medical Dentistry at Nova Southeastern University’s School of Dental Medicine. He continued his studies there after completing a three-year postdoctoral surgical residency with extensive training in implant placement, periodontal surgery, and regenerative bone therapy. Dr. Charles Adelson has participated in several medical missions sponsored by the Women of Hope. He traveled to both the inner cities and the rural areas of Jamaica, providing dental care to orphan children. In addition to dentistry and philanthropy, Dr. Adelson is as well an experienced businessman owning several commercial properties throughout South Florida.

Dr. Gopishetty- Director

Dr. Gopishetty is the co-founder and CEO of Cognitive Apps Solutions Inc., an AI-based mental health startup. Prior to founding Cognitive Apps, Dr. Gopishetty worked with companies to develop healthcare commercialization strategies, designing the commercialization roadmap and advising on the execution of the strategies. He has also consulted for Sun Pharma, Novartis and Sanofi. Dr. Gopishetty received his Doctor of Medicine (MD) from Heidelberg University Zaporozhye State Medical University, and MBA from University Canada West.

Praveenkumar Vijayakumar- Director

Praveenkumar Vijayakumar is the founder and CEO of Belfrics Holdings and its affiliated companies providing proprietary blockchain solutions. He started Belfrics in 2014 and it has expanded to have a presence in more than 10 countries. Prior to founding Belfrics he was Country Head at Alpari Forex (INDIA) Pvt. Ltd. and Associate Vice President at Suhil Finance. Mr. Vijaykumar received a Bachelor of Technology in Polymer Technology, School of Technology and Applied Science and has a Master of Business Administration from University of Essex.

Term of Office

Directors hold office until the annual meeting of the Corporation’s stockholders and the election and qualification of their successors. Officers hold office, subject to removal at any time by the Board, until the meeting of directors immediately following the annual meeting of stockholders and until their successors are appointed.

Family Relationships

Mr. Grinberg is married to Ms. Rudman’s sister. There are no other family relationships among our officers and directors.

Board Committees

We presently do not have an audit committee, compensation committee or nominating committee or any committee performing similar functions, as our management believes that until this point it has been premature at the early stage of our management and business development to form an audit, compensation or nominating committee. Until these committees are established, the functions of these committees will be performed by our Board of Directors.

Director Independence

We currently have one independent director, as the term “independent” is defined by the rules of the NYSE American.

Code of Ethics

The Corporation has not adopted a formal code of ethics applicable to its executive officers. The Board of Directors has determined that the Corporation’s financial operations are not sufficiently complex to warrant adoption of a formal code of ethics.

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EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation of our named executive officers during Fiscal Year ended June 30, 2021 and 2020:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards	Non-Equity Incentive Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)
Robert Grinberg, CEO(1)	2021	$300,000	-	-	(3)	-	-	-	$300,000
Victoria Rudman, CFO(2)	2021	$150,000	-	-	(4)	-	-	-	$150,000
Victoria Rudman, CFO and Interim CEO	2020	$180,000	-	-	-	-	-	-	$180,000

(1) In connection with his engagement as the Chief Executive Officer of the Company, the Company entered into an Executive Employment Agreement with Mr. Grinberg (the “Agreement”) on June 23, 2021. The Agreement is for a five-year term, beginning on the Effective Date and concluding automatically after five (5) years or upon the earlier termination of this Agreement. The Agreement provides that Mr. Grinberg will serve as the Company’s Chief Executive Officer and as a member of the Board.

Pursuant to the Agreement, the Company will pay Mr. Grinberg an annual salary of $300,000 retroactive to February 1, 2021. Additional information can be found under Item 10.

(2) In connection with her engagement as the Chief Financial Officer of the Company, the Company entered into an Executive Employment Agreement with Ms. Rudman (the “Agreement”) on July 1, 2021. The Agreement is for a nonrenewable three-year term, The Agreement provides that Ms. Rudman will serve as the Company’s Chief Executive Officer and as a member of the Board.

Pursuant to the Agreement, the Company will pay Ms. Rudman an annual salary of $150,000 retroactive to February 1, 2021.

Compensation of Management. See Item 10 of the 10-K that was filed with the SEC on October 14, 2021 under Background Information about Our Officers and Directors.

(3)	Upon execution of the Executive Employment Agreement with Mr. Grinberg (the “Agreement”) on June 23, 2021, Mr. Grinberg shall be granted the following options:

a.	options to purchase 5% of the issued and outstanding shares of the Company at the time of exercise. The option shall have a 5-year term and shall vest and be priced on the date hereof.

b.	options to purchase 5% of the issued and outstanding shares of the Company at the time of exercise. The option shall have a 5-year term, shall be priced on the date hereof and shall vest upon the first anniversary of the Execution hereof.

c.	options to purchase 5% of the issued and outstanding shares of the Company at the time of exercise. The option shall have a 5-year term, shall be priced on the date hereof and shall vest upon the second anniversary of the Execution hereof.

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(4)	Upon execution of the Executive Employment Agreement with Ms. Rudman on June 23, 2021, Ms. Rudman shall be granted the following options:

a.	Upon the Execution hereof, the Employee shall be granted a warrant to purchase 2% of the issued and outstanding shares of the Company at the time of exercise. The warrant shall have a 5-year term.
b.	Upon the first anniversary of the Execution hereof the Employee shall be granted a warrant to purchase 2% of the issued and outstanding shares of the Company at the time of exercise. The warrant shall have a 5-year term.
c.	Upon the second anniversary of the Execution hereof the Employee shall be granted a warrant to purchase 2% of the issued and outstanding shares of the Company at the time of exercise. The warrant shall have a 5-year term.

Aggregated Option Exercises and Fiscal Year-End Option Value. There have been no stock options exercised by the executive officers named in the Summary Compensation Table.

Long-Term Incentive Plan (“LTIP”) Awards. There have been no awards made to named executive officers in the last completed fiscal year under any LTIP.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors.

As of July 1, 2021, the Company is no longer paying or accruing monthly fees to its directors.

The following previously accrued fees from July 1, 2019 through June 30, 2021 were paid in stock on July 21, 2021:

Name	Monthly Amount	Total Accrued
Victoria Rudman	$4,000	$96,000
William Singer	$2,500	$60,000
Charles Adelson	$2,500	$60,000

TOTALS	$9,000	$216,000

Employment Agreements

Robert Grinberg

The Company entered into an Executive Employment Agreement with Mr. Grinberg (the “Agreement”) on June 23, 2021. The Agreement is for a five-year term, beginning on the Effective Date and concluding automatically after five (5) years or upon the earlier termination of this Agreement. The Agreement provides that Mr. Grinberg will serve as the Company’s Chief Executive Officer and as a member of the Board.

Victoria Rudman

In connection with her engagement as the Chief Financial Officer of the Company, the Company entered into an Executive Employment Agreement with Ms. Rudman (the “Agreement”) on June 23, 2021. The Agreement is for a nonrenewable three-year term. The Agreement provides that Ms. Rudman will serve as the Company’s Chief Financial Officer and as a member of the Board.

William Singer

In connection with his engagement as the Executive Vice President of Sales and Marketing of the Company, the Company entered into an Executive Employment Agreement with Mr. Singer (the “Agreement”) on March 1, 2017. The Agreement was for a two-year term, which automatically renewed for successive additional one-year terms unless either Mr. Singer or the Company notified the other party that they do not wish the Agreement to so renew. The Agreement provided that Mr. Singer will serve as the Company’s Executive Vice President of Sales and Marketing and as a member of the Board.

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Pursuant to the Agreement, the Company would pay Mr. Singer a salary of $3,500 per month, which commenced effective as of February 1, 2017, provided that following the month in which the Company begins generating revenue Mr. Singer’s salary would be increased to $5,000 per month. Mr. Singer would also receive a commission of 1% of any net sales revenue collected by the Company on the sales of its products, based on the wholesale price, and contingent on the sale being profitable to the Company, and would be eligible for a bonus as jointly determined by the Board and Mr. Singer.

In addition, the Company granted to Mr. Singer, effective as of March 1, 2017, a total of 6,000,000 shares of the Company’s unregistered common stock, par value $0.001 per share (the “Common Stock”). 1,500,000 shares of the Common Stock will vest on March 1, 2018 and 250,000 shares of the Common Stock will vest each month thereafter.

Pursuant to the Agreement, the Company also agreed to grant Mr. Singer 500,000 shares of Common Stock on each anniversary of March 1, 2017, provided that the amount of these shares of Common Stock will be based on performance and may be adjusted by the Board. The shares of Common Stock in these grants will vest 50% on each anniversary of the applicable grant.

Any and all previous agreements were replaced with a board resolution made on June 2, 2020 and effective from July 1, 2018, resolving that William Singer has accrued salary at the rate of $1,000 per month and director fees at the rate of $2,500 per month since July 1, 2018.

On July 28, 2021, William Singer submitted a letter of resignation from the Company’s Board of Directors, dated and effective as of July 15, 2021. The resignation was not the result of any disagreements with the Company.

Plans or Arrangements

Options/SAR Grants and Fiscal Year End Option Exercises and Values

On April 20, 2017, the Company approved the Life Clips, Inc. 2017 Stock and Incentive Plan (“the Plan”). The Plan provides for the granting of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock grants and units, performance units and awards, and cash. The Plan allows for an issuance of a maximum of 20,000,000 shares of common stock, with awards made at the discretion of the board of directors. No awards have been made to date. The current management does not have any plans to issue stock options in the future to executive officers and directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

At June 30, 2021, $1,155,550 was due to related parties. As of September 30, 2021, $5,504,287 was due to related parties for Belfrics only and is primarily comprised of loans from the entities’ shareholders.

At June 30, 2021, the Company reported $34,271 due from related party, a shareholder of Cognitive Apps. As of September 30, 2021 the amount has been repaid in full.

Family Relationships

Mr. Robert Grinberg is married to a sibling of Ms. Victoria Rudman. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it. No director or executive officer has been convicted of a criminal offense within the past five years or is the subject of a pending criminal proceeding. No director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. No director or officer has been found by a court to have violated a federal or state securities or commodities law.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following sets forth the number of shares of our $0.001 par value common stock beneficially owned by (i) each person who, as of June 30, 2021, was known by us to own beneficially more than five percent (5%) of its common stock; (ii) our individual Directors and (iii) our Officers and Directors as a group. A total of 1,322,822,904 common shares were issued and outstanding as of June 30, 2021.

Name and Address of Beneficial Owner(1)	Common Stock Beneficial Ownership	Percent of Class(2)	Preferred Stock		Percent of Class

Named Executive Officers and Directors:

Robert Grinberg(5)	29,877,687	1.7%	3,000,000	(3)	60%

Victoria Rudman(6)	33,995,000	2.0%	1,000,000	(3)	20%

William Singer(7)	11,050,000	<1%	-		-

Dr. Charles Adelson(8)	3,000,000	<1%	-		-

Manideep Gopishetty			(4)

Praveen Kumar			(9)

All executive officers and directors as a group (five people)	77,922,687	4.58%	4,000,000		80%

Other 5% Stockholders	None

(1) All ownership is beneficial and of record, unless indicated otherwise.

(2) The Beneficial owner has sole voting and investment power with respect to the shares shown

(3) Each share of Series A Preferred Stock entitles the holder to 400 votes on all matters submitted to a vote of the Company’s stockholders.

34

(4) Each share of Series B Preferred Stock entitles the holder to convert to common stock, following a one year holding period, at $1.00 per share or 80% of the average of the 5 lowest closing prices over the last 20 trading days.

(5) Robert Grinberg was issued Preferred Series A shares in accordance with Certificate of Action Without Meeting dated June 18, 2021.

(6) Victoria Rudman was granted 7,500,000 shares of restricted common stock on June 30, 2017; all of which have vested. Ms. Rudman’s employment contract ended on June 30, 2019. For settlement of this and all open and outstanding salary and board fee accruals, the Board consented on June 30, 2021 to (i) pay $15,000 in cash and (ii) issue 33,995,000 shares of the Company’s common stock. Ms. Rudman’s Preferred Series A shares were issued in accordance with Certificate of Action Without Meeting dated June 18, 2021.

(7) William Singer was re-issued 3,000,000 shares on July 28, 2017 for prior year services. He was also granted 6,000,000 on August 31, 2017; all of which have vested. Mr. Singer’s employment contract ended on March 1, 2019. For settlement of this and all open and outstanding salary and board fee accruals, the Board consented on June 30, 2021 to issue 8,050,000 shares of the Company’s common stock.

Mr. Singer resigned from the Board of Directors on July 15, 2021.

(8) Dr. Charles Adelson was appointed as a director on August 29, 2017. Mr. Adelson was awarded a total of 1,000,000 stock options; all of which have vested. For settlement of this and all open and outstanding board fee accruals, the Board consented on June 30, 2021 to issue 3,000,000 shares of the Company’s common stock.

(9) Each share of Series C Preferred Stock entitles the holder to convert to common stock, following a one year holding period, at $1.00 per share or 80% of the average of the 5 lowest closing prices over the last 20 trading days.

DESCRIPTION OF SECURITIES

On September 28, 2017, the Company filed Articles of Amendment authorizing 5,000,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”) and 20,000,000 shares of Preferred Stock, par value $0.001 (the “Preferred Stock”). The Board may issue shares of Preferred Stock in one or more series and fix the rights, preferences and privileges thereof, including voting rights, terms of redemption, redemption prices, liquidation preferences, number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors from funds legally available therefore, subject to the dividend preferences of the preferred stock, if any. Upon our liquidation or dissolution, the holders of common stock are entitled to share ratably in all assets available for distribution after payment of liabilities and liquidation preferences of the preferred stock, if any. Holders of common stock have no preemptive rights, no cumulative voting rights and no rights to convert their common stock into any other securities. Any action taken by holders of common stock must be taken at an annual or special meeting or by written consent of the holders of over 50% of our capital stock entitled to vote on such action.

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Preferred Stock

Effective June 24, 2021, the Company amended its Articles of Incorporation to designate 5,000,000 shares of preferred stock as Series A Preferred Stock, with a par value of $0.001 per share (the “Series A Stock”). Each share of Series A Stock ranks, with respect to dividend rights and rights upon liquidation, winding up or dissolution of the Company, the same as the common stock of the Company, par value $0.001 per share (the “Common Stock”) and is not entitled to any specific dividends or other distributions, other than those declared by the Board of Directors. Each share of Series A Stock has 400 votes on any matter submitted to the shareholders of the Company, and the Series A Stock votes together with the holders of the outstanding shares of all other capital stock of the Company (including the Common Stock and any other series of preferred stock then outstanding), and not as a separate class, series or voting group on any such matter. The Series A Preferred Stock is not transferrable by the holder and may be redeemed by the Company at any time for the par value. In the event that the holder of Series A Preferred Stock who is an employee or officer of the Company leaves their position as an employee or officer of the Company for any reason, the Series A Preferred Stock held by that holder will be automatically cancelled and will revert to being authorized and unissued shares of Series A Preferred Stock. The Series A Stock is not convertible into any other class of shares of the Company.

Effective June 24, 2021, the Company amended its Articles of Incorporation to designate 5,760,000 shares of preferred stock as Series B Preferred Stock, with a par value of $0.001 per share (the “Series B Stock”). The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation unless (in addition to the obtaining of any consents required elsewhere in the Articles of Incorporation), unless certain conditions are met as set forth in the Certificate of Designation of Series B Preferred Stock (“Certificate B”). Fifteen Percent (15%) of the Net Income of Cognitive Apps Software Solutions Inc. (“Cognitive Apps”) as determined on a quarterly basis in accordance with US GAAP, shall be distributed to the holders of the Series B Preferred, pro rata, 60 days after the end of the quarter in which the Net Income was earned. Each Series B holder may elect to receive payment in shares of the Company’s Common Stock.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders before any payment shall be made to the holders of Series B Preferred Stock or Common Stock by reason of their ownership thereof, by pari passu with holders of Series A Preferred Stock, an amount per share equal to the Series B Original Issue Price, plus any dividends declared but unpaid thereon (the amount payable pursuant to this sentence is hereinafter referred to as the “Series B Liquidation Amount”). With regard to any matter upon which holders of the Common Stock of the Corporation have the right to vote, Series B Holders shall have to vote that number of shares into which the Series B shares of such holder may be converted into Common Stock as set forth in Section 4 of Certificate B.

Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, beginning 12 months from the date of issuance, and thereafter at any time and from time to time, and without the payment of additional consideration by the holder thereof, into that number of fully paid and nonassessable shares of Common Stock (whether whole or fractional) that have a Fair Market Value, in the aggregate, equal to the Series B Conversion Price. Any shares of Series B Preferred Stock that are acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series B Preferred Stock following acquisition. Holders of Series B Preferred Stock shall not have preemptive rights to acquire shares of stock or securities convertible into shares of stock issued by the corporation. Any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth herein may be waived on behalf of all holders of Series B Preferred Stock by the affirmative written consent or vote of the holders of more than 50% of the shares of Series B Preferred Stock then outstanding.

Effective August 25, 2021, the Company designated 3,500,000 shares of preferred stock as Series C Preferred Stock, with a par value of $0.001 per share (the “Series C Stock”). The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (in addition to the obtaining of any consents required elsewhere in the Articles of Incorporation), unless certain conditions are met as set forth in the Certificate of Designation of Series C Preferred Stock (“Certificate C”). In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders before any payment shall be made to the holders of Series C Preferred Stock or Common Stock by reason of their ownership thereof, by pari passu with holders of Series A Preferred Stock, an amount per share equal to the Series C Original Issue Price, plus any dividends declared but unpaid thereon (the amount payable pursuant to this sentence is hereinafter referred to as the “Series C Liquidation Amount”). With regard to any matter upon which holders of the Common Stock of the Corporation have the right to vote, Series C Holders shall have to vote that number of shares into which the Series C shares of such holder may be converted into Common Stock as set forth in Section 4 of Certificate C.

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Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, beginning 12 months from the date of issuance, and thereafter at any time and from time to time, and without the payment of additional consideration by the holder thereof, into that number of fully paid and nonassessable shares of Common Stock (whether whole or fractional) that have a Fair Market Value, in the aggregate, equal to the Series C Conversion Price.

Any shares of Series C Preferred Stock that are acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series C Preferred Stock following acquisition.

Holders of Series C Preferred Stock shall not have preemptive rights to acquire shares of stock or securities convertible into shares of stock issued by the corporation. Any of the rights, powers, preferences and other terms of the Series C Preferred Stock set forth herein may be waived on behalf of all holders of Series C Preferred Stock by the affirmative written consent or vote of the holders of more than 50% of the shares of Series C Preferred Stock then outstanding.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Jonathan D. Leinwand, P.A., Aventura, Florida.

EXPERTS

The consolidated financial statements as of June 30, 2021 and June 30, 2020 included in this offering circular have been so included in reliance on the report of Accell Audit & Compliance, P.A., an independent certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC an offering circular on Form 1-A under the Securities Act with respect to the shares of our Class A common stock offered by this offering circular. This offering circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement, some items of which are contained in exhibits to the offering statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the offering statement, including the exhibits filed as a part of the offering statement. Statements contained in this offering circular concerning the contents of any contract or document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the offering statement, please see the copy of the contract or document that has been filed. Each statement is this offering circular relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

You may read and copy the offering statement, including the exhibits and schedules thereto, at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. We also maintain a website at www.exodus.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this offering circular and the inclusion of our website address in this offering circular is an inactive textual reference only.

As a result of this offering, we will become subject to the reporting requirements under Regulation A and, in accordance with this regulation, will file periodic reports, current reports, exit reports (if and when applicable), and other information with the SEC. These periodic reports, current reports, exit reports (if and when applicable), and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above.

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PART III — EXHIBITS

Item 16.	Exhibits

(a)	Exhibits.

Exhibit Number	Description
2.1*	Articles of Incorporation of Life Clips, Inc., as Amended
2.2*	Amended Bylaws of Life Clips, Inc.
4.1*	Form of Subscription Agreement for Common Stock
6.1*	Executive Employment Agreement, dated as of June 30, 2017, by and between Life Clips, Inc. and Victoria Rudman incorporated by reference to Form 10-K filed by Life Clips on July 11, 2-18
6.2*	Amendment to Stock Purchase Agreement with Batterfly Energy Ltd. incorporated by reference to Form 8-K filed by Life Clips on July 7, 2016
6.3*	Stock Purchase Agreement with Batterfly Energy Ltd., incorporated by reference to Form 8-K filed by Life Clips on June 14, 2016
6.4*	Employment Agreement of William Singer incorporated by reference to Form 8-K filed by Life Clips on March 7, 201
6.5**	Executive Employment Agreement, dated as of June 23, 2021, by and between Life Clips, Inc. and Robert Grinberg.
6.6**	Executive Employment Agreement, dated as of June 23, 2021, by and between Life Clips, Inc. and Victoria Rudman.
6.7*	Amended and Restated Acquisition Agreement dated November 11, 2021, by and between Life Clips, Inc. and the “Belfrics Entities”, incorporated by reference to Form 8-K filed by Life Clips on December 8, 2021.
6.8**	Intellectual Property License Agreement, dated as of October 22, 2021, by and between Life Clips, Inc. and Software Research Labs LLC.
11.1**	Consent of Accell
11.2**	Consent of Jonathan D. Leinwand, P.A. as contained in Exhibit 12.1
12.1**	Opinion of Jonathan D. Leinwand, P.A.

**Filed herewith

*Incorporated herein by reference

38

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on February 1, 2022.

LIFE CLIPS, INC.

By:	/s/ Robert Grinberg
Robert Grinberg
Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date
/s/ Robert Grinberg	Director and Chief Executive Officer	February 1, 2022
Robert Grinberg	(Principal Executive Officer)

/s/ Victoria Rudman	Chief Financial Officer and Director	February 1, 2022
Victoria Rudman	(Principal Financial and Principal Accounting Officer)

/s/ Dr. Manideep Gopishetty	Director	February 1, 2022
Dr. Manideep Gopishetty

/s/ Dr. Charles Adelson	Director	February 1, 2022
Dr. Charles Adelson

/s/ Praveenkumar Vijayakumar	Director	February 1, 2022
Praveenkumar Vijayakumar

39

Life Clips, Inc.

Index to Consolidated Financial Statements

F-1

Life Clips, Inc.

Consolidated Balance Sheets

	September 30, 2021	June 30, 2021
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash	$2,072,090	$230,685
Accounts Receivable	378,796	-
Due from Related Party	-	34,271
Other Current Assets	1,625,451	-
Total Current Assets	4,076,337	264,956

Right-of-Use Asset	92,028	-
Investments - Ehave Inc	19,211	38,422
Property and Equipment, net	1,410,869	-
Intangible Assets	43,752,524	-
Total Assets	$49,350,969	$303,378

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts Payable	$1,078,687	$399,670
Accrued Expenses and Interest Payable	91,028	521,521
Deferred Revenue	25,000	50,000
Due to Related Party	5,504,287	1,155,550
Convertible Note Payable, less discount of $80,369 at June 30, 2021	-	3,582,872
Convertible Note Payable - In Default	-	541,051
Derivative Liability - Convertible Notes Payable	-	1,577,001
Lease Liability	56,968	-
Total Current Liabilities	6,775,970	7,827,665

Non-Current liabilities:
Lease Liability, Long-Term	35,060
Convertible Note Payable	4,369,895	-
Contingent Liability, Long-Term	15,788,699	-
Total Liabilities	26,949,624	7,827,665

Commitments and Contingencies (Note 10)

Shareholders’ Equity (Deficit)
Preferred Stock - Series A ($0.001 par value; 5,000,000 shares authorized, 4,000,000 shares issued and outstanding)	4,000	4,000
Preferred Stock - Series B ($0.001 par value; 5,760,000 shares authorized, 5,760,000 shares issued and outstanding)	5,760	5,760
Preferred Stock - Series C ($0.001 par value; 3,500,000 shares authorized, 2,000,000 and zero shares issued and outstanding at September 30, 2021 and June 30, 2021, respectively)	2,000	-
Common Stock, ($0.001 par value; 5,000,000,000 shares authorized, 1,617,727,059 and 1,322,822,904 shares issued and outstanding, respectively)	1,617,727	1,322,823
Common Stock To Be Issued	44,332	125,032
Additional Paid-In Capital	54,115,388	23,866,298
Accumulated Other Comprehensive Loss	(93,354)	(67,965)
Accumulated Deficit	(33,294,508)	(32,780,235)
Total Shareholders’ Equity (Deficit)	22,401,345	(7,524,287)

Total Liabilities and Shareholders’ Equity (Deficit)	$49,350,969	$303,378

F-2

Life Clips, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMREHENSIVE INCOME/(LOSS)

For the Three Months ended September 31, 2021 and 2020

(Unaudited)

	For the three month	For the three month
	period ended	period ended
	September 30, 2021	September 30, 2020
Revenues
License Income	$25,000	$-
Other Revenues	20,574	-
Total Revenues	45,574	-
Cost of Goods Sold	-	-
Gross Profit	45,574	-

Operating Costs:
Professional Fees	237,679	81,655
Payroll Expense	115,795	-
Marketing Expense	50,000	-
Travel and Meal Expenditures	25,846	-
Other General and Administrative Expenses	33,129	971
Total Operating Costs	462,449	82,626

Loss from Operations	(416,875)	(82,626)

Other Income/(Expense):
Interest Expense	(86,958)	(93,603)
Change in Fair Value of Derivative	1,577,001	7,103,673
Forgiveness of Debt	15,525	-
Loss on Impairment of Intangibles	(1,522,597)	-
Debt Discount Amortization	(80,369)	-
Total Other Income (Expense)	(97,398)	7,010,070
Income/(Loss) Before Income Taxes	(514,273)	6,927,444
Provision for Income Taxes	-	-
Net Income/(Loss)	$(514,273)	$6,927,444

Other Comprehensive Loss:
Foreign Currency Translation Adjustment	5,400	-
Change in Fair Value of Investment	(30,789)	-
Comprehensive Loss	$(539,662)	$6,927,444

Earnings/(Loss) Per Share: Basic and Diluted	$(0.0003)	$0.0055
Weighted Average Number of Common Shares Outstanding: Basic and Diluted	1,472,824,710	1,259,831,337

F-3

LIFE CLIPS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

(UNAUDITED)

For the three months ending September 30, 2021 and 2020

	Preferred - Series A		Preferred - Series B		Preferred - Series C		Common Stock		Common Stock To Be	Additional Paid-In	Accumulated Other Comprehensive	Accumulated	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Issued	Capital	Loss	Deficit	(Deficit)
Balances as of June 30, 2021	4,000,000	$4,000	5,760,000	$5,760	-	$-	1,322,822,904	$1,322,823	$125,032	$23,866,298	$(67,965)	$(32,780,235)	$(7,524,287)
Stock issued for Cash	-	-	-	-	-	-	208,333,333	208,333	-	2,916,667	-	-	3,125,000
Stock Issued for Services	-	-	-	-	-	-	2,692,489	2,693	-	9,800	-	-	12,493
Accrued Expenses Converted to Stock	-	-	-	-	-	-	46,045,000	46,045	-	907,530	-	-	953,575
Common Stock Issued from Prior Periods	-	-	-	-	-	-	13,500,000	13,500	(80,700)	67,200	-	-	-
Debt Converted to Stock	-	-	-	-	-	-	24,333,333	24,333	-	335,667	-	-	360,000
Belfrics Acquisition Shares	-	-	-	-	2,000,000	2,000	-	-	-	26,012,226	-	-	26,014,226
Foreign Currency Translation Adjustment	-	-	-	-	-	-	-	-	-	-	5,400	-	5,400
Change in Fair Value of Investment	-	-	-	-	-	-	-	-	-	-	(30,789)	-	(30,789)
Net Income	-	-	-	-	-	-	-	-	-	-	-	(514,273)	(514,273)
Balances as of September 30, 2021	4,000,000	$4,000	5,760,000	$5,760	2,000,000	$2,000	1,617,727,059	$1,617,727	$44,332	$54,115,388	$(93,354)	$(33,294,508)	$22,401,345

	Preferred - Series A		Preferred - Series B		Preferred - Series C		Common Stock		Common Stock To Be	Additional Paid-In	Accumulated Other Comprehensive	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Issued	Capital	Loss	Deficit	(Deficit)
Balances as of June 30, 2020	1,000,000	$1,000	-	$-	-	$-	1,259,831,337	$1,259,831	$125,032	$9,218,935	$-	$(29,301,198)	$(18,696,400)
Net Income	-	-	-	-	-	-	-	-	-	-	-	6,927,444	6,927,444
Balances as of September 30, 2020	1,000,000	$1,000	-	$-	-	$-	1,259,831,337	$1,259,831	$125,032	$9,218,935	$-	$(22,373,754)	$(11,768,956)

F-4

Life Clips, Inc.

Consolidated Statement of Cash Flows

For the Three Months Ended

(Unaudited)

	September 30, 2021	September 30, 2020
Cash Flows From Operating Activities:
Net Income/(Loss)	$(514,273)	$6,927,444

Adjustments to Reconcile Net Income/(Loss) to Net Cash From Operating Activities:
Changes in Fair Value of Derivative Liabilities	(1,577,001)	(7,103,673)
Stock Issued for Services	12,493	-
Change in Fair Value of Investments	30,789	-
Loss on Impairment of Intangibles	1,522,597	-
Amortization of Debt Discount	80,369	178
Gain on Forgiveness	(15,525)	-
Depreciation	17,019	-

Changes in Assets and Liabilities:
Accounts Receivable	(10,000)	-
Accounts Payable	8,135	(3,781)
Accrued Expenses and Interest Payable	(266,499)	93,425
Advance to Employees	(37,500)	-
Deferred Revenue	25,000	-
Due to Related Parties	(295,424)	75,000
Due from Related Parties	34,271	-
Net Cash From Operating Activities	(985,549)	(11,407)

Cash Flows From Investing Activities:
Purchases of Property and Equipment	(377,823)	-
Net Cash Acquired on Acquisitions	74,377	-
Net Cash From Investing Activities	(303,446)	-

Cash Flows From Financing Activities:
Proceeds From Issuance of Stock	3,125,000	-
Proceeds From Convertible Notes Payables	-	5,000
Net Cash From Financing Activities	3,125,000	5,000

Effect of Exchange Rate on Cash	5,400	-

Net Change in Cash	1,841,405	(6,407)

Cash at Beginning of Period	230,685	12,160

Cash at End of Period	$2,072,090	$5,753

Supplemental Disclosures of Cash Flow Information:
Cash Paid for:
Interest	$-	$-
Income Taxes	$-	$-

Supplemental Disclosures of Cash Flow Information:
Cash Paid for:
Interest	$-	$-
Income Taxes	$-	$-

Non-cash Investing and Financing Activities
Accrued Interest Converted to Convertible Notes Payable	$525,602	$-
Convertible Notes Payable Converted to Common Shares	$360,000	$-

Accrued Expenses Converted to Common Shares	$953,575	-

F-5

Life Clips, Inc.

Footnotes to Consolidated Financial Statements

September 30, 2021

NOTE 1. ORGANIZATION AND OPERATIONS

Life Clips, Inc. (the “Company”) was incorporated in Wyoming on March 20, 2013.

On April 5, 2021, the Company closed its acquisition of Cognitive Apps Software Solutions, Inc. (“Cognitive Apps”, a developer of artificial intelligence (AI) applications for the healthcare industry and psychedelic research. Cognitive Apps was incorporated in British Columbia, Canada on November 25, 2020. Its principal business is developing, financing, producing and distributing AI based technological solutions to the mental health and healthcare sector. Cognitive Apps sold all of its issued and outstanding capital stock to the Company, becoming a 100% wholly owned subsidiary.

On August 25, 2021, the Company closed its acquisition of Belfrics Holdings Limited and its related entities (collectively “Belfrics”). The new business of operating cryptocurrency exchanges and blockchain development services in Asia and Africa. Belfrics sold all of its issued and outstanding capital stock to the Company, becoming a 100% wholly owned subsidiary.

The Belfrics entities acquired are:

Belfrics Global PTE Ltd., a Singapore corporation

Belfrics BT Pvt Ltd, an India corporation

Belfrics Cryptex Pvt Ltd, an India corporation

Belfrics Tanzania Ltd, a Tanzania corporation

Belfrics Nigeria Pvt Ltd, a Nigeria corporation

Belfrics BT SDN BHD, a Malaysia corporation

Belfrics Holding Limited, a Malaysia corporation

Belfrics Academy SDN BHD, a Malaysia corporation

Belfrics International Ltd, a Malaysia corporation

Belfrics Europe SL, a Spain corporation

Belfrics Kenya Pvt. Ltd, a Kenya corporation

Incrypts SDN BHD, a Malaysia corporation

Belfrics Malaysia SDN BHD

Founded in 2014, Belfrics internally developed a cryptocurrency digital exchange platform. Supported by the proprietary technology of Belrium Blockchain KYC solution, the KYC (“Know Your Customer”) and AML (“Anti-Money Laundering”) process of Belfrics Exchange is a well-accepted compliance solution. With 10 operational offices in 8 countries, Belfrics provides localized and personalized support to digital currency traders. Through its Blockchain Academy, Belfrics provides continuous training to traders, developers and blockchain enthusiasts in more than 20 countries. Belfrics is licensed and regulated by the Labuan Financial Services Authority (LFSA) in Malaysia.

F-6

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation – The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company consolidates the financial statements of its wholly owned subsidiary and all intercompany transactions and account balances have been eliminated in consolidation.

Foreign Currency Translation – The Companies’ subsidiaries have 7 different functional currencies in addition to U.S. Dollar, but its reporting currency is in U.S. Dollar. The currencies are Canadian Dollars, Euro, Indian Rupee, Kenyan Shilling, Malaysian Ringgit, Nigerian Naira, and Tanzanian Shilling. The balance sheet accounts are translated at exchange rates in effect at the end of the period and income statement accounts are translated at average exchange rates for the period. Translation gains and losses are included as a separate component of stockholders’ deficit.

Use of Estimates – The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents – For financial statement presentation purposes, the Company considers all short-term investments with a maturity date of three months or less to be cash equivalents.

Investments – The Company’s investments in marketable securities are measured at fair value with unrealized gains and losses recognized in other comprehensive income/(loss). The Company received a total of 960,559 shares of Ehave, Inc.’s common stock as payment for a licensing agreement. These shares had a total value of $100,000 upon issuance. Subsequent to issuance, the stock price of the shares decreased and an unrealized loss on the investment of $80,789 was recognized, decreasing the asset value to $19,211 at June 30, 2021.

Intangible Assets – The Company had no intangibles at June 30, 2021. At September 30, 2021, the Company’s intangible assets consisted of approximately $43.7 million of cryptocurrency that is recorded at historical cost and not amortized due to its indefinite life. In addition, the Company had an immaterial amount of other intangibles which are recorded at cost based on third party expenditures. The Company will begin amortizing the other intangibles over their estimated remaining useful life when it begins revenue-producing applications. Useful lives of intangible assets are determined after considering the specific facts and circumstances related to each intangible asset. Factors that will be considered when determining useful lives include the contractual term of any agreement related to the asset, the historical performance of the asset, the long-term strategy for using the asset, any laws or other local regulations that could impact the asset, the historical performance of the asset, the long-term strategy for using the asset, any laws or other local regulations that could impact the useful life of the asset, and other economic factors, including competition and specific market conditions. Indefinite life intangibles are reviewed for impairment when circumstances suggest there could be an impairment, but at least annually.

Property and Equipment – Belfrics property and equipment includes computers and software, furniture and fittings, and office equipment. Depreciation is provided based on the estimated useful life of assets on straight line basis which ranges from three years to five years.

Leases - The Company accounts for leases in accordance with ASU 2016-02, “Leases” (Topic 842). Based on this standard, the Company determines if an agreement is a lease at inception. Leases are included – right to use, current portion of lease liability, and operating lease liability, less current portion in the Company’s consolidated balance sheets. Finance leases are included in right-of-use assets, lease liability and lease liability, long-term in the Company’s consolidated balance sheets.

As permitted under Topic 842, the Company has made an accounting policy election not to apply the recognition provisions to short term leases (leases with a lease term of 12 months or less that do not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise); instead, the Company will recognize the lease payments for short-term leases on a straight-line basis over the lease term.

Impairment of Long-Lived Assets – When facts and circumstances indicate that the carving value of long-lived assets may not be recoverable. management recoverability of the carrying value by preparing estimates of revenues and the resulting gross profit and cash flows. These estimated future cash flows are consistent with those Belfrics uses in its internal planning. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount, it recognizes an impairment loss. The impairment loss recognized, if any, is the amount by interest charges) is less than the carrying amount, it recognizes an impairment loss. The impairment loss recognized, if any, is the amount by which the carving amount of the asset (or asset group) exceeds the fair value. Belfrics may use a variety of methods to determine the fair value of these assets, including discounted cash flow models, which are consistent with the assumption’s management believes hypothetical fair value of these assets, including discounted cash flow models, which are consistent with the assumption’s management believes hypothetical marketplace participants would use. The Company has not recorded any impairment expense on its long-lived assets as of September 30, 2021.

Income Tax – The Company accounts for income taxes under Accounting Standards Certifications (“ASC”) 740 “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Basic and Diluted Net Income (Loss) Per Share – The Company computes net income (loss) per share in accordance with ASC 260 “Earnings Per Share” (“ASC 260”). ASC 260 requires presentation of both basic and diluted earnings per share “EPS’ on the face of the consolidated statements of operations. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares of common stock outstanding during the period. If applicable, diluted earnings per share assume the conversion, exercise or issuance of all common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

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Fair Value of Financial Instruments – The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

●	Level 1 – Observable inputs that reflect quoted market prices in active markets for identical assets or liabilities.

●	Level 2 – Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

●	Level 3 – Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts payable, accrued expenses and interest, certain notes payable and notes payable – related party, approximate their fair values because of the short maturity of these instruments.

The Company accounts for its derivative liabilities, at fair value, on a recurring basis under Level 3 (See Note 8). The Company accounts for its investments, at fair value, on a recurring basis under Level 1 (See Note 5)

Embedded Conversion Features – The Company evaluates embedded conversion features within convertible debt under ASC 815 “Derivatives and Hedging” to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20 “Debt with Conversion and Other Options” for consideration of any beneficial conversion feature.

Derivative Financial Instruments – The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.

For option-based simple derivative financial instruments, the Company uses the Monte Carlo option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Debt Issue Costs and Debt Discount – The Company may record debt issue costs and/or debt discounts in connection with raising funds through the issuance of debt. These costs may be paid in the form of cash, or equity (such as warrants). These costs are amortized to interest expense over the life of the debt. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

F-8

Stock Based Compensation – ASC 718 “Compensation-Stock Compensation” prescribes accounting and reporting standards for all stock-based compensation plan payments awarded to employees, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights, which may be classified as either equity or liabilities. The Company should determine if a present obligation to settle the share-based payment transaction in cash or other assets exists. A present obligation to settle in cash or other assets exists if: (a) the option to settle by issuing equity instruments lacks commercial substance or (b) the present obligation is implied because of an entity’s past practices or stated policies. If a present obligation exists, the transaction should be recognized as a liability; otherwise, the transaction should be recognized as equity.

The Company accounts for stock-based compensation issued to nonemployees and consultants in accordance with the provisions of ASC 505-50 “Equity-Based Payments to Non-Employees”. Measurement of share-based payment transactions with nonemployees shall be based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction should be determined at the earlier of performance commitment date or performance completion date.

Recognition of Licensing Revenues – The Company recognizes revenue in accordance with Accounting Standards Update (“ASU”) No. 2014-09 “Revenue from Contracts with Customers” (“Topic 606”). Revenue is recognized when a customer obtains control of promised goods or services.  In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the consideration that the company expects to receive in exchange for those goods. The Company applies the following five-step model in order to determine this amount: (i) identification of the promised goods in the contract; (ii) determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. Once a contract is determined to be within the scope of Topic 606 at contract inception, the Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct. The Company recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied.  Generally, the Company’s performance obligations are transferred to customers at a point in time, typically upon delivery.

Commission revenue is recorded on a trade-date basis when the Company satisfies its performance obligation.  The Company receives commissions on cryptocurrency transaction initiated on its platform. Fees, investment advisory and administrative services revenue is recognized as the services related to the underlying assignment are completed.

Recently Issued Accounting Pronouncements – Management has evaluated other recently issued accounting pronouncements and does not believe that any of these pronouncements will have a significant impact on the Company’s consolidated financial statements and related disclosures.

Subsequent Events – The Company follows the guidance in ASC 855 “Subsequent Events” for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements are issued. Pursuant to ASU 2010-09 of the FASB ASC, the Company, as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

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NOTE 3. LEASES

In connection with the acquisition of Belfrics, Inc. on August 25, 2021, the Company acquired four facilities’ leases.

The properties’ location, square footage, lease commencement date, expiration date, terms and payments are as follows:

	Belfrics Holding Ltd	Belfrics International Ltd	Belfrics BT SDN BHD	Belfrics Kenya Ltd

Location	Suite B, Lot 3, Level 1, Lazenda Phase 3, OKK Abudllah, Labuan	Suite C, Lot 3, Level 1, Lazenda Phase 3, OKK Abudllah, Labuan	Suite E, Lot 3, Level 1, Lazenda Phase 3, OKK Abudllah, Labuan	11th Floor Unit 2, Mirage Tower 1, Westlands, Chiromo Road. Nairobi.
Square Footage	300 sq ft	700 sq ft	300 sq ft	974 sq ft
Lease commencement date	January 1, 2020	January 1, 2020	January 1, 2020	January 1, 2018
Lease expiration date	December 31, 2022	December 31, 2022	December 31, 2022	April 1, 2023
Lease terms	3 years	3 years	3 years	8 years
Monthly lease payments	$840	$720	$720	$709

Right-of-use asset is summarized below:

	Belfrics Holding Ltd	Belfrics International Ltd	Belfrics BT SDN BHD	Belfrics Kenya Ltd	Total
Office Lease	$11,225	$13,096	$11,225	$61,643	$97,189
Less accumulated amortization	(685)	(799)	(685)	(2,992)	(5,161)
Right-of-use, net	$10,540	$12,297	$10,540	$58,651	$92,028

Operating lease liability is summarized below:

	Belfrics Holding Ltd	Belfrics International Ltd	Belfrics BT SDN BHD	Belfrics Kenya Ltd	Total
Office Lease	$10,540	$12,296	$10,540	$58,652	$92,028
Less: current portion	(2,148)	(9,791)	(8,392)	(36,637)	(56,968)
Long term portion	$8,392	$2,505	$2,148	$22,015	$35,060

Maturity of lease liabilities are as follows:	Belfrics Holding Ltd	Belfrics International Ltd	Belfrics BT SDN BHD	Belfrics Kenya Ltd	Total

Year ending June 30, 2022	$6,483	$7,564	$6,483	$28,659	$49,189
Year ending June 30, 2023	4,322	5,042	4,322	31,843	45,529
Total future minimum lease payments	10,805	12,606	10,805	60,502	94,718
Less imputed interest	(265)	(310)	(265)	(1,850)	(2,690)
Present Value of Payments	$10,540	$12,296	$10,540	$58,652	$92,028

NOTE 4. PROPERY AND EQUIPMENT

As of June 30, 2021, the Company had no property and equipment. Property and equipment as of September 30, 2021 consisted of the following:

September 30, 2021
Software Development Fees	$1,311,684
Plant and Machinery	60,098
Furniture and Fittings	36,210
Computers and Software	19,896
Accumulated Depreciation	(17,019)
$1,410,869

NOTE 5. ACQUISITION OF SUBSIDIARIES

BELFRICS

On August 25, 2021, the Company acquired 100% of Belfrics in consideration of the issuance of 2,000,000 shares of the Company’s Series C preferred stock, with the opportunity to earn an additional 1,500,000 shares of the Company’s Series C preferred stock. The consideration paid for Belfrics had a face value of $20,000,000, with the opportunity to acquire an additional $15,000,000 face value of the preferred stock. Giving effect to the formula converting the preferred stock to common stock, the value of the consideration paid at the time of closing was $41,802,925.

Voting Rights. Majority voting control of the Company lies in the Series A Preferred (“Series A”). The 5,000,000 shares of Series A have voting power equal to 2 billion common shares. These shares are held by Robert Grinberg, the Company’s CEO and Victoria Rudman, the Company’s CFO. Therefore, even if all preferred shares and other dilutive instruments were converted to common shares, the Series holders would still have majority voting rights.

Board Composition. The Board of the Company consists of three people: Robert Grinberg, Victoria Rudman, and Charles Adelson. The principal of the Belfrics Entities has the right to be appointed to the Board. However, as of the date of filing, the original board of directors remains in place post-acquisition.

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Executives/Senior Management. There was no change in senior management after the acquisition. Mr. Grinberg remains CEO and Ms. Rudman remains CFO. None of the Belfrics’ principals became an executive officer of the parent company.

Based on the forgoing management has determined that Life Clips, Inc. is both the legal and accounting acquirer as there was no change in control or management.

Consideration
Series C Preferred Stock	$26,014,226
Contingent Liability	15,788,699
Preferred Shares	$41,802,925

Fair value of net identifiable assets (liabilities) acquired:
Cash	$74,377
Other Current Assets	1,626,712
Intangibles	45,447,674
Property and Equipment	1,050,065
Right-of-Use Asset	97,189
Total fair value of net identifiable assets	$48,296,017

Accounts payable and accrued expenses	$335,452
Due to Related Party	6,060,451
Lease Liability	97,189
Total fair value of net identifiable liabilities	$6,493,092

Fair value of net identifiable assets (liabilities) acquired	$41,802,925

Goodwill	$-

COGNITIVE APPS

On April 5, 2021, the Company closed its acquisition of Cognitive Apps Software Solutions, Inc. (“Cognitive Apps”, a developer of artificial intelligence (AI) applications for the healthcare industry and psychedelic research. Cognitive Apps was incorporated in British Columbia, Canada on November 25, 2020. Its principal business is developing, financing, producing and distributing AI based technological solutions to the mental health and healthcare sector. Cognitive Apps sold all of its issued and outstanding capital stock to the Company, becoming a 100% wholly owned subsidiary.

In exchange for the acquisition, Cognitive Apps received the following consideration:

(a) Preferred Shares. Exchange each issued and outstanding share of Cognitive Apps common stock for 5,760,000 shares of Series B Preferred (“Series B”). The Series B are convertible based on 80% of average of the 5 lowest closing prices for a share of common stock on the principal exchange or market on which such shares are then trading for the 20 trading days immediately preceding such date. Notwithstanding the foregoing, in no case shall the fair market value multiplied by the total number of shares issued and outstanding be less than $5,000,000. The fair value on the date of acquisition was calculated at $10,016,089.

(b) Warrants. In addition to the Series B shares, the previous Cognitive Apps shareholders, on a pro-rata basis, will receive warrants to purchase a total of 3,500,000 shares of the common shares of the Company at an exercise price of $0.10. The fair value of the warrants on the date of acquisition was calculated at $20,111.

Cognitive Apps had no operations and no significant assets recorded at the acquisition date. Based on the calculated purchase price of $10,036,200, the entire amount was allocated to intangible assets. Due the lack of historical operations and uncertainty regarding future operations, the Company impaired the full value of the intangible asset acquired. Also, as there were no previous operations, there are no pro forma disclosures to present.

Pro Forma Disclosures

The following unaudited pro forma financial results reflects the historical operating results of the Company, including the unaudited pro forma results of Belfrics and Cognitive Apps for the three months ended September 30, 2021 and the year ended June 30, 2021 (Note the Company acquired Belfrics on August 25, 2021). The pro forma financial information set forth below reflects adjustments to the historical data of the Company to give effect to each of these acquisitions and the related equity issuances as if each had occurred on July 1, 2020. The pro forma information presented below does not purport to represent what the actual results of operations would have been for the periods indicated, nor does it purport to represent the Company’s future results of operations purport to represent what the actual results of operations would have been for the periods indicated, nor does it purport to represent the Company’s future results of operations.

The following table summarizes on an unaudited pro forma basis the Company’s results of operations for the three months ended September 30, 2021 and for the year ending June 30, 2021:

	September 30, 2021	June 30, 2021
Revenues	$45,574	$170,897
Net Loss	(535,324)	(3,698,228)

Net loss per share- basic and diluted	$(0.0004)	$(0.0029)

Weighted average number of shares of common stock outstanding- basic and diluted	1,472,824,710	1,259,831,337

The calculations of pro forma net revenue and pro forma net loss give effect to the business combinations for the period from July 1, 2020 until the respective closing dates for (i) the historical net revenue and net income (loss), as applicable, of the acquired businesses, (ii) incremental depreciation and amortization for each business combination based on the fair value of property and equipment and identifiable intangible assets acquired and the related estimated useful lives.

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NOTE 6. RELATED PARTY TRANSACTIONS

At June 30, 2021, $1,155,550 was due to related parties. As of September 30, 2021, $5,504,287 was due to related parties for Belfrics only and is primarily comprised of loans from the entities’ shareholders.

At June 30, 2021, the Company reported $34,271 due from related party, a Cog Apps shareholder. As of September 30, 2021 the amount has been repaid in full.

NOTE 7. CONVERTIBLE NOTES PAYABLE

Convertible Notes

As of September 30, 2021, the amount of the Company’s convertible notes in-default was reduced to $0, when compared to June 30, 2021 amount of $541,051, as follows:

Balance at September 30, 2021	Balance at June 30, 2021	Due Date	Interest Rate at September 30, 2021
$-	$541,051	Range from 05/13/2017 to 01/20/2022	Range from 3.85% to 22%	Conversion price equal to fifty percent (50%) of the lowest trading price during the twenty (20) trading day period prior to the date of conversion - at September 30, 2021, convertible into 0 shares not including interest.
4,369,895	3,288,241	Range from 06/15/2023 to 07/01/23	8%	Conversion price equal to $0.01. At September 30, 2021, convertible into 434.5 million shares not including interest.
-	375,000	Range from 04/22/2023 to 12/23/2022	Range from 4% to 10%	Conversion price equal to $0.015. At September 30, 2021, convertible into 0 shares not including interest.
$4,369,895	$4,204,292

The Company evaluated the convertible promissory notes under ASC 815 Derivatives and Hedging (“ASC 815”). ASC 815 generally requires the analysis of embedded terms and features that have characteristics of derivatives to be evaluated for bifurcation and separate accounting in instances where their economic risks and characteristics are not clearly and closely related to the risks of the host contract. The material embedded derivative consists of the embedded conversion feature. The conversion option bears risks of equity which were not clearly and closely related to the host debt agreement and required bifurcation. See Note 6 for further discussion.

Debt Discount

The Company recorded the debt discount to the extent of the gross proceeds raised and expensed immediately the remaining fair value of the derivative liability, as it exceeded the gross proceeds of the note.

Total amortization of debt discount amounted to $80,369 and $178 for the three months ended September 30, 2021 and 2020, respectively.

The debt discount was $0 and $80,369 at September 30, 2021 and June 30, 2021, respectively.

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Future Commitments

At September 30, 2021 the Company has outstanding convertible debt of $4,344,896, which is due within the next 21 months.

NOTE 8. DERIVATIVE FINANCIAL INSTRUMENTS

As of September 30, 2021, the Company no longer has any derivatives.

The Company’s convertible promissory notes and detachable warrants gave rise to derivative financial instruments. The notes embodied certain terms and conditions that were not clearly and closely related to the host debt agreement in terms of economic risks and characteristics. These terms and features consist of the embedded conversion option. Additionally, the detachable warrants contained terms and features that gave rise to derivative liability classification. As of June 30, 2021, the Company does not have enough authorized shares to settle all potential conversion and warrant transactions.

The following tables summarize the components of the Company’s derivative liabilities and linked common shares as of June 30, 2021 and the amounts that were reflected in income related to derivatives for the period ended:

	June 30, 2021
The financings giving rise to derivative financial instruments	Indexed Shares* (in millions)	Fair Values
Embedded derivatives	563	$1,577,001
Total	563	$1,577,001

*	including principal and interest

The following table summarizes the effects on the Company’s gain (loss) associated with changes in the fair values of the derivative financial instruments by type of financing for the three months ended September 30, 2020:

The financings giving rise to derivative financial instruments and the gain (loss) effects:	June 30, 2021
Embedded derivatives	$7,103,673
Total	$7,103,673

Current accounting principles that are provided in ASC 815 - Derivatives and Hedging require derivative financial instruments to be classified in liabilities and carried at fair value with changes recorded in income. The Company has selected the Binomial Lattice Model, which approximates the Monte Carlo Simulations, valuation technique to fair value the compound embedded derivative because it believes that this technique is reflective of all significant assumption types, and ranges of assumption inputs, that market participants would likely consider in transactions involving compound embedded derivatives. Such assumptions include, among other inputs, interest risk assumptions, credit risk assumptions and redemption behaviors in addition to traditional inputs for option models such as market trading volatility and risk-free rates. The Binomial Lattice Model technique is a level three valuation technique because it requires the development of significant internal assumptions in addition to observable market indicators. For instruments in which the time to expiration has expired, the Company has utilized the intrinsic value as the fair value. The intrinsic value is the difference between the quoted market price on the valuation date and the applicable conversion price.

Significant inputs and results arising from the Monte Carlo Simulation process are as follows for the embedded derivatives that have been bifurcated from the convertible notes and classified in liabilities:

June 30, 2021
Quoted market price on valuation date	$0.0046
Range of effective contractual conversion rates	$0.0018
Contractual term to maturity	NA
Market volatility:
Volatility	NA
Risk-adjusted interest rate	NA

The following table reflects the issuances of compound embedded derivatives and detachable warrants and changes in fair value inputs and assumptions related to the embedded derivatives and detachable warrants during the year ended June 30, 2021 and as of September 30, 2021.

		Year Ended
	September 30, 2021	June 30, 2021
Balances at beginning of period	$1,577,001	$13,249,507
Issuances:
Embedded derivatives	-	50,000
Conversions:
Embedded derivatives	-	-
Reclassifications to equity:
Embedded derivatives	-	(4,448,276)
Changes in fair value inputs and assumptions reflected in income	(1,577,001)	(7,274,230)

Balances at end of period	$-	$1,577,001

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NOTE 9. EQUITY

Authorized Capital

On September 28, 2017, the Company filed Articles of Amendment authorizing 5,000,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”) and 20,000,000 shares of Preferred Stock, par value $0.001 (the “Preferred Stock”). The Board may issue shares of Preferred Stock in one or more series and fix the rights, preferences and privileges thereof, including voting rights, terms of redemption, redemption prices, liquidation preferences, number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

Preferred Stock

Effective May 19, 2017, the Company amended its Articles of Incorporation to designate 1,000,000 shares, which increased to 5,000,000 on June 16, 2021, of preferred stock as Series A Preferred Stock, with a par value of $0.001 per share. Each share of Series A ranks, with respect to dividend rights and rights upon liquidation, winding up or dissolution of the Company, the same as the common stock of the Company, par value $0.001 per share and is not entitled to any specific dividends or other distributions, other than those declared by the Board of Directors. Each share of Series A has 400 votes on any matter submitted to the shareholders of the Company, and the Series A votes together with the holders of the outstanding shares of all other capital stock of the Company (including the Common Stock and any other series of preferred stock then outstanding), and not as a separate class, series or voting group on any such matter. The Series A is not transferrable by the holder, and may be redeemed by the Company at any time for the par value. In the event that the holder of Series A who is an employee or officer of the Company leaves their position as an employee or officer of the Company for any reason, the Series A held by that holder will be automatically cancelled and will revert to being authorized and unissued shares of Series A. The Series A is not convertible into any other class of shares of the Company.

Additionally, the Board authorized 5,760,000 shares of the Company’s Preferred Stock (“Series B”) pursuant to the acquisition of Cognitive Apps.

Each share of Series B shall be convertible, at the option of the holder thereof, beginning 12 months from the date of issuance, and thereafter at any time and from time to time, and without the payment of additional consideration by the holder thereof, into that number of fully paid and nonassessable shares of common stock (whether whole or fractional) that have a fair market value, in the aggregate, equal to the Series B conversion price.

The Series B conversion price shall initially be equal to $1.00 and shall be subject to adjustment as provided below. fair market value shall mean, as of any date of determination, 80% of average of the 5 lowest closing prices for a share of common stock on the principal exchange or market on which such shares are then trading for the 20 trading days immediately preceding such date. Notwithstanding the foregoing, in no case shall the fair market value multiplied by the total number of shares issued and outstanding be less than $5,000,000.

In conjunction with the acquisition of Belfrics, the Company filed a designation authorizing and designating 3,500,000 shares of Series C Convertible Preferred Stock (“Series C”).

Each share of Series C shall be convertible, at the option of the holder thereof, beginning 12 months from the date of issuance, and thereafter at any time and from time to time, and without the payment of additional consideration by the holder thereof, into that number of fully paid and non-assessable shares of common stock (whether whole or fractional) that have a fair market value, in the aggregate, equal to the Series C conversion price.

The Series C conversion price shall initially be equal to $10.00 and shall be subject to adjustment as provided below. fair market value shall mean, as of any date of determination, 80% of average of the 5 lowest closing prices for a share of common stock on the principal exchange or market on which such shares are then trading for the 20 trading days immediately preceding such date. Notwithstanding the foregoing, in no case shall the Fair Market Value multiplied by the total number of shares issued and outstanding be less than $5,000,000.

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Stock and Incentive Plan

On April 20, 2017, the Company adopted the Life Clips, Inc. 2017 Stock and Incentive Plan under which the Company may issue nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock grants and units, performance units and awards of cash. A maximum of 20,000,000 shares of common stock may be issued under the plan, representing in excess of 35% of the number of the Company’s currently outstanding shares. Awards under the plan will be made at the discretion of the Board of Directors, although no awards have been made to date. Accordingly, the Company cannot currently determine the amount of awards that will be made under the plan.

NOTE 10. COMMITMENTS AND CONTINGENCIES

From time to time, the Company may be a party to other legal proceedings. Management currently believes that the ultimate resolution of these matters will not have a material adverse effect on consolidated results of operations, financial position, or cash flow.

NOTE 11. SUBSEQUENT EVENTS

On October 22, 2021, the Company entered into an intellectual property license agreement with Software Research Labs LLC, (“SRL”). In consideration of the mutual promises and covenants contained in the agreement, the parties agreed to the following:

1.	The Company is granted a license to use SRL technology in block chain technology for the crypto-currency industries. The Company shall have the right to enter into agreements with third parties to sub-license the technology, subject to SRL approval.

2.	Consideration was 8,333,333 shares of Company common stock.

3.	Term of agreement is for three years, beginning on January 8, 2022. There is a renewal option for successive 3-year terms at a cost of $250,000 payable in the common stock of the Company at a 25% discount to the market price, unless either party gives written notice of non-renewal to the other, at least 30 days before the end of the then-current term.

F-15

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Life Clips, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Life Clips, Inc. (the Company) as of June 30, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ deficit, and cash flows for the years then ended, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Derivatives

As described in Note 2 to the Company’s consolidated financial statements, the Company evaluates all of its financial instruments to determine if such instruments are derivative instruments or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.

We identified the Company’s application of the accounting for convertible notes as a critical audit matter. The principal considerations for our determination of this critical audit matter related to the high degree of subjectivity in the Company’s judgments in determining the qualitative factors. Auditing these judgments and assumptions by the Company involves auditor judgment due to the nature and extent of audit evidence and effort required to address these matters.

F-2

The primary procedures we performed to address this critical audit matters included the following:

●	We obtained debt related agreements and performed the following procedures:

	-	Reviewed agreements for all relevant terms.

	-	Tested management’s identification and treatment of agreement terms.

	-	Recalculated management’s fair value of each conversion feature based on the terms in the agreements.

	-	Assessed the terms and evaluated the appropriateness of management’s application of their accounting policies, along with their use of estimates, in the determination of the amortization of the debt discount.

	-	Reviewed the work of the Company’s specialist to calculate the fair value of the derivative liability using the Monte Carlo method to determine whether the derivative liability recorded by the Company was reasonable.

Acquisition of Subsidiary

As described in Note 4 to the Company’s consolidated financial statements, the Company acquired Cognitive Apps Software Solutions, Inc. during the year. The Company accounted for the acquisition in accordance with ASC 805, Business Combinations.

We identified the Company’s accounting for the acquisition as a critical audit matter. The principal considerations for our determination of this critical audit matter related to the high degree of subjectivity in the Company’s judgments in determining the qualitative factors. Auditing these judgments and assumptions by the Company involves auditor judgment due to the nature and extent of audit evidence and effort required to address these matters.

The primary procedures we performed to address these critical audit matters included the following:

●	We obtained the acquisition agreements and performed the following procedures:

	-	Reviewed agreements for all relevant terms, consideration and other relevant information.

	-	Tested supporting documentation related to the acquired company in determining the identifiable assets and liabilities.

	-	Reviewed the guidance related to ASC 805 to determine the acquisitions were appropriately accounted for by the Company.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3, the Company has incurred net accumulated losses and has minimal revenues. These factors, and the need for additional financing in order for the Company to meet its business plans raises substantial doubt about the Company’s ability to continue as a going concern. Our opinion is not modified with respect to that matter.

/s/ Accell Audit & Compliance, P.A.

We have served as the Company’s auditor since 2019.

Tampa, Florida

October 13, 2021

F-3

LIFE CLIPS, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2021	June 30, 2020

ASSETS
Current assets
Cash	$230,685	$12,160
Due from Related Party	34,271	-
Total Current Assets	264,956	12,160

Investments - Ehave Inc	38,422	-

Total Assets	$303,378	$12,160

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Liabilities
Current liabilities
Accounts Payable	$399,670	$357,388
Accrued Expenses and Interest Payable	521,521	1,379,655
Due to Related Party	1,155,550	763,050
Deferred Revenue	50,000	-
Convertible Note Payable, less discount of $80,369 at June 30, 2021	3,582,872	-
Convertible Note Payable - In Default	541,051	2,428,960
Notes Payable - In Default	-	530,000
Derivative Liability - Convertible Notes Payable	1,577,001	13,249,507
Total Liabilities	7,827,665	18,708,560

Commitments and Contingencies (Note 11)

Shareholders’ deficit
Preferred Stock - Series A ($0.001 par value; 5,000,000 shares authorized, 4,000,000 and 1,000,000 shares issued and outstanding, respectively)	4,000	1,000
Preferred Stock - Series B ($0.001 par value; 5,760,000 shares authorized, 5,760,000 and 0 shares issued and outstanding, respectively)	5,760	-
Common Stock, ($0.001 par value; 5,000,000,000 shares authorized, 1,322,822,904 and 1,259,831,337 shares issued and outstanding, respectively)	1,322,823	1,259,831
Common stock to be issued	125,032	125,032
Additional paid in capital	23,866,298	9,218,935
Accumulated other comprehensive loss	(67,965)	-
Accumulated deficit	(32,780,235)	(29,301,198)
Total shareholders’ deficit	(7,524,287)	(18,696,400)

Total liabilities and shareholders’ deficit	$303,378	$12,160

The accompanying notes are an integral part of these consolidated financial statements.

F-4

LIFE CLIPS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMREHENSIVE INCOME/(LOSS)

For the Years Ended

	June 30, 2021	June 30, 2020

Revenues
License Income	$50,000	$-
Cost of Goods Sold	-	-
Gross Profit	50,000	-

Operating Costs
Professional Fees	527,604	317,790
Payroll Expense	68,588	-
General and Administrative Expenses	3,398	8,824
Total Operating Costs	599,590	326,614

Loss from Operations	(549,590)	(326,614)

Other Income/(Expense)
Gain on Batterfly Settlement	468,505	-
Loss on Extinguishment of Debt	(67,814)	-
Loss on Impairment of Intangibles	(10,036,200)	-
Interest Expense	(568,168)	(395,048)
Change in Fair Value of Derivative	7,274,230	(10,018,665)
Total Other Income (Expense)	(2,929,447)	(10,413,713)
Income/(Loss) Before Income Taxes	(3,479,037)	(10,740,327)
Provision for Income Taxes	-	-
Net Income/(Loss)	$(3,479,037)	$(10,740,327)

Other Comprehensive Income/(Loss):
Foreign Currency Translation Adjustment	(6,387)	-
Change in Fair Value of Investment	(61,578)	-
Comprehensive Income/(Loss )	$(3,547,002)	$(10,740,327)

Earnings/(Loss) Per Share: Basic and Diluted	$(0.00)	$(0.01)
Weighted Average Number of Common Shares Outstanding: Basic and Diluted	1,262,254,090	1,259,831,337

The accompanying notes are an integral part of these consolidated financial statements.

F-5

LIFE CLIPS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

							Common Stock	Additional	Accumulated Other		Total
	Preferred - Series A		Preferred - Series B		Common Stock		To Be	Paid-In	Comprehensive	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Issued	Capital	Loss	Deficit	Deficit
Balances as of June 30, 2019	1,000,000	$1,000	-	$-	1,259,831,337	$1,259,831	$125,032	$9,218,935	$-	$(18,560,871)	$(7,956,073)
Net Loss	-	-	-	-	-	-	-	-	-	(10,740,327)	(10,740,327)
Balances as of June 30, 2020	1,000,000	1,000	-	-	1,259,831,337	1,259,831	125,032	9,218,935	-	(29,301,198)	(18,696,400)
Series A Preferred Shares	3,000,000	3,000	-	-	-	-	-	(3,000)	-	-	-
Cognitive Apps Acquisition Shares	-	-	5,760,000	5,760	-	-	-	10,010,329	-	-	10,016,089
Mobeego Settlement Shares Issued	-	-	-	-	62,991,567	62,992	-	(31,497)	-	-	31,495
Cognitive Apps Acquisition Warrants	-	-	-	-	-	-	-	20,111	-	-	20,111
Derivatives Debt Extinguishment	-	-	-	-	-	-	-	4,546,090	-	-	4,546,090
Warrants issued with Convertible Notes Payable	-	-	-	-	-	-	-	105,330	-	-	105,330
Foreign Currency Translation Adjustment	-	-	-	-	-	-	-	-	(6,387)	-	(6,387)
Change in Value of Investment	-	-	-	-	-	-	-	-	(61,578)	-	(61,578)
Net Income	-	-	-	-	-	-	-	-	-	(3,479,037)	(3,479,037)
Balances as of June 30, 2021	4,000,000	$4,000	5,760,000	$5,760	1,322,822,904	$1,322,823	$125,032	$23,866,298	$(67,965)	$(32,780,235)	$(7,524,287)

The accompanying notes are an integral part of these consolidated financial statements.

F-6

LIFE CLIPS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS)

For the Years Ended

	June 30, 2021	June 30, 2020
Cash Flows From Operating Activities:
Net Income/(Loss)	$(3,479,037)	$(10,740,327)

Adjustments to Reconcile Net Income/(Loss) to Net Cash From Operating Activities:
Changes in Fair Value of Derivative Liabilities	(7,274,230)	10,018,665
Amortization of Debt Discount	99,960	22,890
Loss on Extinguishment of Debt	67,814	-
Gain on Batterfly Settlement	(468,505)	-
Loss on Impairment of Intangibles	10,036,200	-

Changes in Assets and Liabilities:
Accounts Receivable	(100,000)	-
Accounts Payable	42,282	5,001
Accrued Expenses and Interest Payable	492,199	372,157
Deferred Revenue	50,000	-
Due to Related Party	392,500	300,000
Due from Related Parties	(34,271)	-
Net Cash From Operating Activities	(175,088)	(21,614)

Cash Flows From Financing Activities:
Proceeds From Convertible Notes Payables	400,000	-
Proceeds From Notes Payable	35,000	-
Payments on Notes Payable	(35,000)	-
Net Cash From Financing Activities	400,000	-

Effect of Exchange Rate on Cash	(6,387)	-
Net Change in Cash	218,525	(21,614)

Cash at Beginning of Period	12,160	33,774

Cash at End of Period	$230,685	$12,160

Supplemental Disclosures of Cash Flow Information:
Cash Paid for:
Interest	$-	$-
Income Taxes	$-	$-

Non-cash Investing and Financing Activities
Accounts Receivable Settled in Investments	$100,000	-
Accrued Interest Converted to Convertible Notes Payable	$1,350,333	-

The accompanying notes are an integral part of these consolidated financial statements.

F-7

Life Clips, Inc.

Notes to Consolidated Financial Statements

June 30, 2021 and 2020

NOTE 1. ORGANIZATION AND OPERATIONS

Life Clips, Inc. (the “Company”) was incorporated in Wyoming on March 20, 2013 as Blue Sky Media Corporation and its principal business was developing, financing, producing and distributing motion pictures and related entertainment products. Following the Company’s October 2, 2015 acquisition of Klear Kapture, Inc. (“Klear Kapture”), the Company continued Klear Kapture’s business of developing a body camera and an auditable software solution suitable for use by law enforcement. The Company changed its name to Life Clips, Inc. on November 3, 2015 in order to better reflect its business operations at the time.

On July 11, 2016, the Company completed its acquisition (the “Acquisition”) of all of the outstanding equity securities of Batterfly Energy Ltd. (“Batterfly”), an Israel-based corporation that develops and distributes a single-use, cordless battery under the brand name Mobeego for use with cellular phones and other mobile devices. Batterfly is now a wholly owned subsidiary of the Company. The Acquisition was completed pursuant to a Stock Purchase Agreement, dated as of June 10, 2016 (the “Purchase Agreement”), among the Company, Batterfly and all of the shareholders of Batterfly, as amended. The Company has decided to retire its core product, Mobeego batteries, and continue pursuing alternative business opportunities that will re-energize the business within the next 12 months.

On April 5, 2021, the Company closed its acquisition of Cognitive Apps Software Solutions, Inc. (“Cognitive Apps”, “Subsidiary”), a developer of artificial intelligence (AI) applications for the healthcare industry and psychedelic research. Cognitive Apps was incorporated in British Columbia on November 25, 2020. Its principal business is developing, financing, producing and distributing AI based technological solutions to the mental health and healthcare sector.

Cognitive Apps sold all of its issued and outstanding capital stock to LCLP, such that, becoming a 100% wholly-owned subsidiary of LCLP.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation – The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company consolidates the financial statements of its wholly-owned subsidiary and all intercompany transactions and account balances have been eliminated in consolidation.

Use of Estimates – The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents – For financial statement presentation purposes, the Company considers all short-term investments with a maturity date of three months or less to be cash equivalents.

Investments – The Company’s investments in marketable securities are measured at fair value with unrealized gains and losses recognized in other comprehensive income/(loss). The Company received a total of 960,559 shares of Ehave, Inc.’s common stock as payment for a licensing agreement. These shares had a total value of $100,000 upon issuance. Subsequent to issuance, the stock price of the shares decreased and an unrealized loss on the investment of $61,578 was recognized, decreasing the asset value to $38,422 at June 30, 2021.

Income Tax – The Company accounts for income taxes under Accounting Standards Certifications (“ASC”) 740 “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Basic and Diluted Net Income (Loss) Per Share – The Company computes net income (loss) per share in accordance with ASC 260 “Earnings Per Share” (“ASC 260”). ASC 260 requires presentation of both basic and diluted earnings per share “EPS’ on the face of the consolidated statements of operations. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares of common stock outstanding during the period. If applicable, diluted earnings per share assume the conversion, exercise or issuance of all common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

Fair Value of Financial Instruments – The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

●	Level 1 – Observable inputs that reflect quoted market prices in active markets for identical assets or liabilities.

●	Level 2 – Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

●	Level 3 – Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

F-8

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts payable, accrued expenses and interest, certain notes payable and notes payable – due to related parties, approximate their fair values because of the short maturity of these instruments.

The Company accounts for its derivative liabilities, at fair value, on a recurring basis under Level 3 (See Note 7). The Company accounts for its investments, at fair value, on a recurring basis under Level 1 (See Note 5)

Embedded Conversion Features – The Company evaluates embedded conversion features within convertible debt under ASC 815 “Derivatives and Hedging” to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20 “Debt with Conversion and Other Options” for consideration of any beneficial conversion feature.

Derivative Financial Instruments – The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.

For option-based simple derivative financial instruments, the Company uses the Monte Carlo option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Debt Issue Costs and Debt Discount – The Company may record debt issue costs and/or debt discounts in connection with raising funds through the issuance of debt. These costs may be paid in the form of cash, or equity (such as warrants). These costs are amortized to interest expense over the life of the debt. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

Stock Based Compensation – ASC 718 “Compensation-Stock Compensation” prescribes accounting and reporting standards for all stock-based compensation plan payments awarded to employees, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights, which may be classified as either equity or liabilities. The Company should determine if a present obligation to settle the share-based payment transaction in cash or other assets exists. A present obligation to settle in cash or other assets exists if: (a) the option to settle by issuing equity instruments lacks commercial substance or (b) the present obligation is implied because of an entity’s past practices or stated policies. If a present obligation exists, the transaction should be recognized as a liability; otherwise, the transaction should be recognized as equity.

The Company accounts for stock-based compensation issued to nonemployees and consultants in accordance with the provisions of ASC 505-50 “Equity-Based Payments to Non-Employees”. Measurement of share-based payment transactions with nonemployees shall be based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction should be determined at the earlier of performance commitment date or performance completion date.

Recognition of Licensing Revenues – The Company recognizes licensing revenue in accordance with Accounting Standards Update (“ASU”) No. 2014-09 “Revenue from Contracts with Customers”. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligations when the performance obligation is satisfied, or as it is satisfied. The Company primarily sells disposable and recyclable cell phone batteries. The Company’s performance obligation is satisfied when the goods have been delivered, which is at a point in time. The Company applies the following five steps in order to determine the appropriate amount of revenue recognized as it fulfills its obligations under each of its agreements:

●	identify the contract with a customer;
●	identify the performance obligations in the contract;
●	determine the transaction price;
●	allocate the transaction price to performance obligations in the contract; and
●	recognize revenue as the performance obligation is satisfied.

Specifically for licensing arrangements, the Company determines the nature of its Subsidiary’s promise in granting a license is either to provide a right to access intellectual property, which is satisfied over time and for which revenue is recognized over time, or to provide a right to use our intellectual property, which is satisfied at a point in time and for which revenue is recognized at a point in time. The scope and applicability of the guidance about when to recognize revenue for sales-based or usage-based royalties promised in exchange for a license of intellectual property and whether restrictions of time, geographical region, or use on a license of intellectual property do not affect the identification of performance obligations.

Recently Issued Accounting Pronouncements – Financial Accounting Standards Board, or FASB ASU 2016-02 “Leases (Topic 842)”- In February 2016, the FASB issued ASU 2016-02, which will require lessees to recognize almost all leases on their consolidated balance sheet as a right-of-use asset and a lease liability. For consolidated income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines. Lessor accounting is similar to the current model, but updated to align with certain changes to the lessee model and the new revenue recognition standard. This ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company adopted this in Fiscal Year 2020.

Subsequent Events – The Company follows the guidance in ASC 855 “Subsequent Events” for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the consolidated financial statements are issued. Pursuant to ASU 2010-09 of the FASB ASC, the Company as an SEC filer considers its consolidated financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

F-9

NOTE 3. UNCERTAINTY OF ABILITY TO CONTINUE AS A GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying consolidated financial statements, the Company has minimal revenues, net accumulated losses since inception and an accumulated deficit of $32,780,235. These factors raise doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on management funding operating costs. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The impact of the COVID-19 pandemic has had, and is expected to continue to have, an adverse effect on our business and our financial results. The COVID-19 pandemic has negatively affected global economy, disrupted consumer spending and global supply chains and created significant volatility and disruption of financial markets. The pandemic had and will continue to have an adverse effect on our business and financial performance. The extent of the impact of the COVID-19, including our ability to execute our business strategies as planned, will depend on future developments, including the duration and severity of the pandemic, which are uncertain and cannot be predicted. The COVID-19 pandemic could also adversely affect our liquidity and ability to access the capital markets. Uncertainty regarding the duration of the COVID-19 pandemic may adversely impact our ability to raise additional capital, or require additional capital.

NOTE 4. ACQUISITION OF SUBSIDIARY

On April 5, 2021, the Company closed its acquisition of Cognitive Apps Software Solutions, Inc. (“Cognitive Apps”, “Subsidiary”), a developer of artificial intelligence (AI) applications for the healthcare industry and psychedelic research. Cognitive Apps was incorporated in British Columbia on November 25, 2020. Its principal business is developing, financing, producing and distributing AI based technological solutions to the mental health and healthcare sector.

Cognitive Apps sold all of its issued and outstanding capital stock to LCLP, such that, becoming a 100% wholly-owned subsidiary of LCLP.

In exchange for the acquisition, the subsidiary received the following consideration:

(a) Preferred Shares. Exchange each issued and outstanding share of Cognitive Apps common stock for 5,760,000 shares of LCLP Series B Preferred Shares. The Series B Preferred Shares are convertible based on 80% of average of the 5 lowest closing prices for a share of Common Stock on the principal exchange or market on which such shares are then trading for the 20 trading days immediately preceding such date. Notwithstanding the foregoing, in no case shall the fair market value multiplied by the total number of shares issued and outstanding be less than $5,000,000. The fair value on the date of acquisition was calculated at $10,016,089.

(b) Warrants. In addition to the Acquisition Preferred Shares, the Shareholders, on a pro-rata basis, will receive warrants to purchase a total of 3,500,000 shares of the common shares of the Company at an exercise price of $0.10. The fair value of the warrants on the date of acquisition was calculated at $20,111.

(c) Financing. The Company shall use its best efforts after Closing to provide Cognitive Apps, as a wholly owned subsidiary, up to $1,000,000 in the form of an equity investment by Corporation into the subsidiary.

Cognitive Apps had no operations and no significant assets recorded at the acquisition date. Based on the calculated purchase price of $10,036,200, the entire amount was allocated to intangible assets. Due the lack of historical operations and uncertainty regarding future operations, the Company impaired the full value of the intangible asset acquired. Also, as there were no previous operations, there are no pro forma disclosures to present.

NOTE 5. RELATED PARTY TRANSACTIONS

At June 30, 2021 and 2020, due to related parties was $1,155,550 and $763,050, respectively. At June 30, 2021, this was comprised of unpaid compensation of $776,050 to Victoria Rudman, $164,500 to William Singer, $90,000 to Charles Adelson, and $125,000 to Robert Grinberg.

As of June 30, 2021, the board approved to pay these and any other amounts due by converting them to common stock.

F-10

At June 30, 2021 and 2020, due from related party was $34,271 and $0, respectively. This amount is due from a Subsidiary shareholder.

NOTE 6. NOTES PAYABLE – IN DEFAULT

At June 30, 2020, the Company had two notes payable in the amount of $530,000, with the following terms:

1.	The Batterfly Acquisition Note required the Company to make two payments of $250,000 on October 6, 2017 and February 13, 2017. Upon failure to pay the payment due, the balance began to accrue at 11% interest per annum.
2.	On July 14, 2016, the Company issued a new promissory note to NUWA Group, LLC (“NUWA”), from which the Company received $30,000 in gross proceeds, has a maturity date of October 14, 2016, and bears interest at 5% per annum. This promissory note does not have a conversion feature.

As of June 30, 2021, all of the above Notes Payable were settled with shares of the Company’s Common Stock.

NOTE 7. CONVERTIBLE NOTES PAYABLE

On June 15, 2021, the Company entered into six Note Exchange Agreements to amend and restate 35 variable conversion notes, most of which were in default, with interest rates ranging from 3.85% to 22% to a fixed conversion rate of $0.01 with an interest rate of 8%. A total of $3,288,241 in principal and interest was converted from the variable to fixed conversion price, reducing the need for derivative calculations to the 5 remaining notes that one holder declined to exchange.

As of June 30, 2021, the Company entered into two new notes payable with Leviston Resources LLC in the amount of $375,000, with the following terms:

1.	On April 22, 2021, the Company entered into a Future Advance Convertible Promissory Note for $275,000, with a maturity date of April 22, 2023 and an interest rate of 10%. The note also allows for a second draw of up to $250,000.
2.	On June 29, 2021, the Company entered into a Promissory Note for $100,000, with a maturity date of December 23, 2022 and an interest rate of 4%.

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Convertible Notes

As of June 30, 2021, the amount of the Company’s convertible notes in-default decreased to $541,051 when compared to June 30, 2020 amount of $2,428,960, as follows:

Balance at June 30, 2021	Balance at June 30, 2020	Due Date	Interest Rate at June 31, 2021
$541,051	$1,931,806	Range from 05/13/2017 to 01/20/2022	Range from 3.85% to 22%	Conversion price equal to fifty percent (50%) of the lowest trading price during the twenty (20) trading day period prior to the date of conversion - $0.0018 and at June 30, 2021, convertible into 133.9 million shares not including interest.
-	332,154	06/09/2017	18%	Conversion price equal to seventy five percent (75%) of the lowest trading price during the five (5) trading day period prior to the date of conversion - $0.0046 and at June 30, 2021, convertible into 65.9 million shares not including interest.
-	165,000	Range from 01/27/2018 to 11/15/2019	Range from 18% to 22%	Conversion price equal to fifty percent (50%) of the lowest trading price during the five (5) trading day period prior to the date of conversion - $0.0024 and at June 30, 2021, convertible into zero shares not including interest.
3,288,241	-	06/15/2023	8%	Conversion price equal to $0.01 and at June 30, 2021, convertible into 328.8 million shares not including interest.
375,000	-	Range from 04/22/2023 to 12/23/2022	Range from 4% to 10%	Conversion price equal to $0.015 (the Qualified Regulation A Offering Subscription Price), and at June 30, 2021, convertible into 23.33 million shares not including interest.
$4,204,292	$2,428,960

The Company evaluated the convertible promissory notes under ASC 815 Derivatives and Hedging (“ASC 815”). ASC 815 generally requires the analysis of embedded terms and features that have characteristics of derivatives to be evaluated for bifurcation and separate accounting in instances where their economic risks and characteristics are not clearly and closely related to the risks of the host contract. The material embedded derivative consists of the embedded conversion feature. The conversion option bears risks of equity which were not clearly and closely related to the host debt agreement and required bifurcation.

Debt Discount

The Company recorded the debt discount to the extent of the gross proceeds raised and expensed immediately the remaining fair value of the derivative liability, as it exceeded the gross proceeds of the note.

Total amortization of debt discount amounted to $99,960 and $22,890 for the years ended June 30, 2021 and 2020, respectively.

As of June 30, 2021 and 2020, the debt discounts were $80,369 and $0, respectively.

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NOTE 8. DERIVATIVE FINANCIAL INSTRUMENTS

The Company’s convertible promissory notes and detachable warrants gave rise to derivative financial instruments. The notes embodied certain terms and conditions that were not clearly and closely related to the host debt agreement in terms of economic risks and characteristics. These terms and features consist of the embedded conversion option. Additionally, the detachable warrants contained terms and features that gave rise to derivative liability classification. As of June 30, 2021, the Company does not have enough authorized shares to settle all potential conversion and warrant transactions.

The following tables summarize the components of the Company’s derivative liabilities and linked common shares as of June 30, 2021 and 2020 and the amounts that were reflected in income related to derivatives for the period ended:

	June 30, 2021
The financings giving rise to derivative financial instruments	Indexed Shares* (in millions)	Fair Values
Embedded derivatives	563	$1,577,001
Total	563	$1,577,001

*including principal and interest

	June 30, 2020
The financings giving rise to derivative financial instruments	Indexed Shares* (in millions)	Fair Values
Embedded derivatives	68,617	$13,249,507
Total	68,617	$13,249,507

*including principal and interest

The following table summarizes the effects on the Company’s gain (loss) associated with changes in the fair values of the derivative financial instruments by type of financing for the years ended June 30, 2021 and 2020:

	For the Years Ended
The financings giving rise to derivative financial instruments and the gain (loss) effects:	June 30, 2021	June 30, 2020
Embedded derivatives	$7,274,230	$(10,018,665)
Total	$7,274,230	$(10,018,665)

Current accounting principles that are provided in ASC 815 - Derivatives and Hedging require derivative financial instruments to be classified in liabilities and carried at fair value with changes recorded in income. The Company has selected the Binomial Lattice Model, which approximates the Monte Carlo Simulations, valuation technique to fair value the compound embedded derivative because it believes that this technique is reflective of all significant assumption types, and ranges of assumption inputs, that market participants would likely consider in transactions involving compound embedded derivatives. Such assumptions include, among other inputs, interest risk assumptions, credit risk assumptions and redemption behaviors in addition to traditional inputs for option models such as market trading volatility and risk-free rates. The Binomial Lattice Model technique is a level three valuation technique because it requires the development of significant internal assumptions in addition to observable market indicators. For instruments in which the time to expiration has expired, the Company has utilized the intrinsic value as the fair value. The intrinsic value is the difference between the quoted market price on the valuation date and the applicable conversion price.

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Significant inputs and results arising from the Monte Carlo Simulation process are as follows for the embedded derivatives that have been bifurcated from the convertible notes and classified in liabilities:

	June 30, 2021	June 30, 2020
Quoted market price on valuation date	$0.0046	$0.0003
Range of effective contractual conversion rates	$0.0018	$0.00005 - $0.00029
Contractual term to maturity	NA	NA
Market volatility:
Volatility	NA	NA
Risk-adjusted interest rate	NA	NA

The following table reflects the issuances of compound embedded derivatives and detachable warrants and changes in fair value inputs and assumptions related to the embedded derivatives and detachable warrants during the years ended June 30, 2021 and 2020.

	Year Ended	Year Ended
	June 30, 2021	June 30, 2020
Balances at beginning of period	$13,249,507	$3,230,842
Issuances:
Embedded derivatives	50,000	-
Conversions:
Embedded derivatives	-	-
Reclassifications to equity:
Embedded derivatives	(4,448,276)	-
Changes in fair value inputs and assumptions reflected in income	(7,274,230)	10,018,665

Balances at end of period	$1,577,001	$13,249,507

NOTE 9. EQUITY

Authorized Capital

On September 28, 2017, the Company filed Articles of Amendment authorizing 5,000,000, shares of common stock, par value $0.001 per share (the “Common Stock”) and 20,000,000 shares of Preferred Stock, par value $0.001 (the “Preferred Stock”). The Board may issue shares of Preferred Stock in one or more series and fix the rights, preferences and privileges thereof, including voting rights, terms of redemption, redemption prices, liquidation preferences, number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

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Preferred Stock

Effective May 19, 2017, the Company amended its Articles of Incorporation to designate 1,000,000 shares of preferred stock as Series A Preferred Stock, with a par value of $0.001 per share (the “Series A Stock”). Each share of Series A Stock ranks, with respect to dividend rights and rights upon liquidation, winding up or dissolution of the Company, the same as the common stock of the Company, par value $0.001 per share (the “Common Stock”) and is not entitled to any specific dividends or other distributions, other than those declared by the Board of Directors. Each share of Series A Stock has 400 votes on any matter submitted to the shareholders of the Company, and the Series A Stock votes together with the holders of the outstanding shares of all other capital stock of the Company (including the Common Stock and any other series of preferred stock then outstanding), and not as a separate class, series or voting group on any such matter. The Series A Preferred Stock is not transferrable by the holder, and may be redeemed by the Company at any time for the par value. In the event that the holder of Series A Preferred Stock who is an employee or officer of the Company leaves their position as an employee or officer of the Company for any reason, the Series A Preferred Stock held by that holder will be automatically cancelled and will revert to being authorized and unissued shares of Series A Preferred Stock. The Series A Stock is not convertible into any other class of shares of the Company.

On June 16, 2021, the Board determined that it would be in the best interest of the Company to increase the Company’s authorized Series A Preferred stock to 5,000,000 (Five Million) shares.

Additionally, the Board authorized 5,760,000 (Five Million Seven Hundred and Sixty Thousand) shares of the Company’s Series B preferred pursuant to the acquisition of its Subsidiary. In exchange for the acquisition, the subsidiary received as consideration these Preferred Shares in exchange for each issued and outstanding share of Cognitive Apps common stock at $1.00 per share.

Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, beginning 12 months from the date of issuance, and thereafter at any time and from time to time, and without the payment of additional consideration by the holder thereof, into that number of fully paid and nonassessable shares of Common Stock (whether whole or fractional) that have a Fair Market Value, in the aggregate, equal to the Series B Conversion Price. The “Series B Conversion Price” shall initially be equal to $1.00. Such initial Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. “Fair Market Value” shall mean as of any date of determination, the 80% of average of the 5 lowest closing prices for a share of Common Stock on the principal exchange or market on which such shares are then trading for the 20 trading days immediately preceding such date. Notwithstanding the foregoing, in no case shall the Fair Market Value multiplied by the total number of shares issued and outstanding be less than $5,000,000.

Stock and Incentive Plan

On April 20, 2017, the Company adopted the Life Clips, Inc. 2017 Stock and Incentive Plan under which the Company may issue nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock grants and units, performance units and awards of cash. A maximum of 20,000,000 shares of common stock may be issued under the plan, representing in excess of 35% of the number of the Company’s currently outstanding shares. Awards under the plan will be made at the discretion of the Board of Directors, although no awards have been made to date. Accordingly, the Company cannot currently determine the amount of awards that will be made under the plan.

Warrants

The Company did not issue any warrants during the year ended June 30, 2020.

On April 5, 2021, as part of its acquisition of Cognitive Apps, the Company issued the shareholders of the subsidiary warrants to purchase a total of 3,500,000 shares of the Company’s common stock.

Additionally, on April 22, 2021, the Company issued the holder of a convertible note payable, warrants to purchase a total of 30,000,000 shares of the Company’s common stock.

The following table shows the warrants outstanding at June 30, 2021:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Average Intrinsic Value
Outstanding, June 30, 2020	-	$-	-	$-
Granted	33,500,000	0.10	5.00	-

Outstanding, June 30, 2021	33,500,000	0.10	4.75	-
Exercisable, June 30, 2021	33,500,000	$0.10	4.75	$-

NOTE 10. INCOME TAX PROVISION

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due. Deferred taxes relate to differences between the basis of assets and liabilities for financial and income tax reporting which will be either taxable or deductible when the assets or liabilities are recovered or settled.

The Company accounts for income taxes in accordance with the provisions of ASC 740, Accounting for Uncertainty in Income Taxes. The Company accounts for income taxes using an asset and liability approach to calculate deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

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At June 30, 2021, the Company has a net operating loss carry-forward of $(22,694,075) available to offset future taxable income expiring through 2035. Utilization of future net operating losses may be limited due to potential ownership changes under Section 382 of the Internal Revenue Code.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on consideration of these items, management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of June 30, 2021.

The effects of temporary differences that gave rise to significant portions of deferred tax assets at June 30, 2021 and 2020 are approximately as follows:

	June 30, 2021	June 30, 2020
Net Operating Loss Carryforward	$32,780,235	$29,301,198
Above multiplied by tax rate of	21%	21%
Gross Deferred Tax Assets	6,883,849	6,153,251
Less Valuation Allowance	(6,883,849)	(6,153,251)
Total Deferred Tax Assets – Net	$-	$-

A reconciliation of income taxes computed at the statutory rate to the income tax amount recorded is as follows:

	Year ended June 30
	2021	2020
Income tax expense (benefit) at statutory rate	$(730,598)	$(2,255,469)
Tax Cuts and Job Act Impact	-	-
Decrease in valuation allowance	730,598	2,255,469
Income tax expense	$-	$-

The Company had no gross unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in future periods. It has not accrued any interest or penalties associated with income taxes. The Company files income tax returns in the United States federal jurisdiction. With few exceptions, it is no longer subject to U.S. federal, state or non-U.S. income tax authorities on tax returns filed before January 31, 2012. No tax returns are currently under examination by tax authorities.

NOTE 11. COMMITTMENTS AND CONTINGENCIES

From time to time, the Company may be a party to other legal proceedings. Management currently believes that the ultimate resolution of these matters will not have a material adverse effect on consolidated results of operations, financial position, or cash flow.

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NOTE 12. SUBSEQUENT EVENTS

On July 1, 2021, the Company entered into a Note Exchange Agreement to amend and restate the remaining 5 variable conversion notes, all of which were in default, with interest rates ranging from 18% to 22% to a fixed rate $0.01 with an interest rate of 8%. A total of $1,085,824 in principal and interest was converted from the variable to fixed conversion price, reducing the need for future derivative calculations.

On July 20, 2021 a Form 1-A Regulation A Offering Circular dated June 9, 2021 and its exhibits were filed with and qualified by the Securities and Exchange Commission (the “SEC”). During the months of July and August 2021, the Company entered into Subscription Agreements with Investors to offer shares of its common stock at a purchase price of $0.015 per share for total gross proceeds of up to $5,000,000. Proceeds to date are $3,125,000 with a total of 208,333,333 shares.

On August 26, 2021, the Company filed a Form 8-K announcing that it closed its acquisition of Belfrics Holdings Limited and its related entities (collectively “Belfrics”) operating cryptocurrency exchanges and blockchain development services in Asia and Africa. The entities acquired are:

Belfrics Global PTE Ltd., a Singapore corporation

Belfrics BT Pvt Ltd, an India corporation

Belfrics Cryptex Pvt Ltd, an India corporation

Belfrics Tanzania Ltd, a Tanzania corporation

Belfrics Nigeria Pvt Ltd, a Nigeria corporation

Belfrics BT SDN BHD, a Malaysia corporation

Belfrics Holding Limited, a Malaysia corporation

Belfrics Academy SDN BHD, a Malaysia corporation

Belfrics International Ltd, a Malaysia corporation

Belfrics Europe SL, a Spain corporation

Belfrics Kenya Pvt. Ltd, a Kenya corporation

Incrypts SDN BHD, a Malaysia corporation

Belfrics Malaysia SDN BHD

Pursuant to the definitive agreement previously executed between Belfrics and the Company, the Company issuing the Belfrics shareholders a new class of preferred stock with an initial issuance price of $20,000,000 (Twenty Million Dollars) in the aggregate. The Belfrics shareholders can earn up to an additional $15,000,000 (Fifteen Million Dollars) by reaching certain milestones. This description of the terms of the agreement is qualified in its entirety to the Acquisition Agreement between the parties filed as an exhibit on Form 8-K filed on July 15, 2021.

Founded in 2014, the Belfrics digital exchange platform, which was fully developed in-house, is one of the most compliant platforms in the cryptocurrency industry. Supported by the proprietary technology of Belrium Blockchain KYC solution, the KYC (“Know Your Customer”) and AML (“Anti-Money Laundering”) process of Belfrics Exchange is a well accepted compliance solution. With 10 operational offices in 8 countries, Belfrics provides localized and personalized support to digital currency traders. Through its Blockchain Academy, Belfrics provides continuous training to traders, developers and blockchain enthusiasts in more than 20 countries. Belfrics is licensed and regulated by the Labuan Financial Services Authority (LFSA) in Malaysia.

On September 26, 2021, the Company entered into a 1.75% Secured Promissory Note with Belfrics Global Pte Ltd, its wholly-owned subsidiary. The note was for a principal amount of $1,000,000, and due and payable on June 30, 2022. As collateral security for the obligations to make full and timely payment of the Principal, and all accrued interest and other amounts payable under the Note, Belfrics deposited 250,000 (two hundred and fifty thousand) Belrium tokens in the wallet of the Escrow Agent, Jonathan D. Leinwand, P.A. Upon payment of the amount due, the Belrium tokens shall be released and returned to Belfrics.

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